Exhibit 10.2

SUPPLY AND TECHNOLOGY DEVELOPMENT AGREEMENT

dated as of November 13, 2018

by and among

GENERAL ELECTRIC COMPANY, acting through its GE Aviation business unit,

GENERAL ELECTRIC COMPANY, acting through its GE Power business unit

and

BAKER HUGHES, A GE COMPANY, LLC

TABLE OF CONTENTS

i

ii

SCHEDULES

SCHEDULE 1	Form of Joinder Agreement
SCHEDULE 2	Margin Percentages
SCHEDULE 3	GE Aviation Supplemental Terms
SCHEDULE 4	End User Confidentiality Acknowledgment
SCHEDULE 5	Lump Sum Payment
SCHEDULE 6	Technology Development Program Plan
SCHEDULE 7	Engineering Services
SCHEDULE 8	GEA Competitor List
SCHEDULE 9	Prohibited Supplier List
SCHEDULE 10	Legacy NPIs and NTIs; Allocation of Foreground IP
SCHEDULE 11	Engineering Licensed Tools
SCHEDULE 12	Cost Estimate
SCHEDULE 13	Scheduled Technology Deliverables
SCHEDULE 14 SCHEDULE 15	Historical Cost Elements Additional Provisions

iii

SUPPLY AND TECHNOLOGY DEVELOPMENT AGREEMENT

This Supply and Technology Development Agreement (as amended, modified or supplemented from time to time in accordance with its terms, the “Agreement”), entered into as of November 13, 2018 (the “Signing Date”), is made by and among General Electric Company, a New York corporation (“GE”), acting through its GE Aviation business unit and the legal entities operating on its behalf (“GE Aviation”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE”), and General Electric Company, a New York corporation, on behalf of its GE Power business (“GE Power”).

RECITALS

WHEREAS, pursuant to that certain Master Agreement, dated as of November 13, 2018, among GE, BHGE and Baker Hughes, a GE company, a Delaware corporation (as may be further amended from time to time, the “Master Agreement”), GE and BHGE desire to restructure their existing relationships to accommodate GE’s intention to exit its ownership interest in BHGE over time (the “Restructuring”);

WHEREAS, pursuant to the terms of the Master Agreement, and in connection with, and in furtherance of the Restructuring, GE and BHGE have agreed to form an aero-derivative joint venture pursuant to the Aero-derivative Joint Venture Agreements (as defined in the Master Agreement) (“ADGTJV”; ADGTJV, BHGE, GE Power, and GE Aviation may be referred to individually herein as a “Party” and, collectively as the “Parties”);

WHEREAS, GE and BHGE shall cause ADGTJV to be joined as a party hereto in accordance with Section 2.01(a) hereof;

WHEREAS, in connection with, and in furtherance of, the Restructuring, simultaneously herewith, GE and BHGE have agreed to enter into that certain Umbrella Agreement, by and between GE and BHGE, dated as of November 13, 2018 (the “Umbrella Agreement”), which will have the effect of clarifying scope of the licenses and other rights granted to BHGE for GE Aviation’s Intellectual Property and Engineering Licensed Tools as between (i) that certain Amended and Restated Cross License Agreement, by and between GE and BHGE, dated November 13, 2018 (the “A&R Cross License Agreement”), and (ii) this Agreement;

WHEREAS, BHGE and GE Power desire ADGTJV to purchase from GE Aviation certain aero-derivative gas turbine products, equipment or component parts (including licenses to software embedded therein), and obtain certain related Aftermarket Services and Engineering Services (each as hereinafter defined), and the Parties desire to engage in certain research and development programs regarding certain GE Aviation aero-derivative gas turbine products, equipment or component parts, and GE Aviation desires to provide certain licenses to engineering tools on a “Software as a Service” basis; and

WHEREAS, the Parties desire that this Agreement, the GE Aviation Supplemental Terms, the Umbrella Agreement and any POs (as hereinafter defined) issued, acknowledged and agreed to by GE Aviation pursuant to this Agreement (including any PO

Modification Agreement), establish the exclusive terms and conditions with respect to the foregoing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.     Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“ADGTJV” shall have the meaning set forth in the Recitals.

“ADGTJV Foreground IP” shall have the meaning set forth in Section 6.03(a)(ii)(C).

“ADGTJV Indemnitees” shall have the meaning set forth in Section 6.05(j)(ii).

“ADGTJV’s Instructions” shall have the meaning set forth in Section 6.18(c).

“ADGTJV Option Patents” shall have the meaning set forth in Section 6.15(b).

“ADGTJV PCBs” shall have the meaning set forth in Section 3.02(c).

“ADGTJV Technical Documents” shall have the meaning set forth in Section 6.04(d).

“Administrative Employee Cost Estimate” shall have the meaning set forth in Section 3.03(c)(i) of Schedule 15.

“Advanced Components” shall have the meaning set forth in Section 1.01 of Schedule 15.

“Advanced Processes” shall have the meaning set forth in Section 1.01 of Schedule 15.

“Advanced Repairs” shall mean repairs on Advanced Components, and shall include Existing Advanced Repairs and New Advanced Repairs.

“Advanced Spare Parts” shall mean Spare Parts for Advanced Components.

“AE Employees” shall have the meaning set forth in Section 3.03(c)(i) of Schedule 15.

“Affected Module” shall have the meaning set forth in Section 7.09(a)(iii)(A)(1).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; however, for purposes of this Agreement, (i) ADGTJV and its Subsidiaries shall not be considered Affiliates of GE Aviation, (ii) GE Aviation and its Subsidiaries (except for ADGTJV and the Subsidiaries of ADGTJV) shall not be considered Affiliates of ADGTJV and its Subsidiaries, (iii) the JV Partners and their Subsidiaries shall not be considered Affiliates of each other or their respective Subsidiaries, (iv) BHGE and its Subsidiaries shall not be considered Affiliates of GE Aviation and its Affiliates (other than BHGE and its Subsidiaries), and (v) GE Aviation and its Affiliates (other than BHGE and its Subsidiaries) shall not be considered Affiliates of BHGE and its Subsidiaries. As used in this definition, “control” or “controlling” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aftermarket Services” shall mean the provision of Spare Parts, maintenance, and Repair Services for LM Products.

“Aftermarket Services Price” shall have the meaning set forth in Section 7.03(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Alliance Managers” shall have the meaning set forth in Section 3.01(a).

“Alliance Parties” shall mean, individually or collectively, GE Aviation and ADGTJV.

“APCC” shall have the meaning set forth in Section 3.02(a).

“APCC Chairperson” shall have the meaning set forth in Section 3.02(b)(ii).

“Applicable Price” shall mean, individually or collectively, the Aftermarket Services Price, the Engineering Services Price and the Supply Product Price.

“Applicable Terms” means

(a) with respect to the Replacement Agreement between BHGE and GE Aviation,

(i) (A) the exclusive supply commitment from GE Aviation, in the form of Section 5.01 of the Agreement, that is limited to the commitment of GE Aviation to sell Exclusive Products/Services for the BHGE Field of Use (the “BHGE Supply Exclusivity”), or (B) the deletion of the BHGE Supply Exclusivity if (and to the extent) GE Aviation would have the right to terminate such BHGE Supply Exclusivity at the time of dissolution of ADGTJV in accordance with Section 5.05(a), Section 5.05(c), Section 5.05(d) or Section 5.05(e);

(ii) the deletion of the licenses set forth in Section 6.05 (other than Section 6.05(j)) if GE Aviation would have the right to terminate the same under Section 5.05(e), Section 6.05(k) or Section 6.05(l) at the time of dissolution of ADGTJV; (iii) if GE Aviation would not have the right to terminate the licenses set forth in Section 6.05, the revision of the duration of the licenses set forth in Section 6.05(a) and Section 6.05(b), which, for avoidance of doubt, shall not be deemed to automatically extend for ten (10) years from the date of the Replacement Agreement between BHGE and GE Aviation;

(iii) limitation of the rights granted to BHGE under Article 6 to solely the BHGE Field of Use, and

(iv) a JV Field of Use that is limited to the BHGE Field of Use

(b) with respect to the Replacement Agreement between GEP and GE Aviation,

(i) (A) the exclusive supply commitment from GE Aviation, in the form of Section 5.01 of the Agreement, that is limited to the commitment of GE Aviation to sell Exclusive Products/Services for the Power Field of Use (the “GEP Supply Exclusivity”), or (B) the deletion of the GEP Supply Exclusivity if (and to the extent) GE Aviation would have the right to terminate such license at the time of dissolution of ADGTJV in accordance with Section 5.05(b), Section 5.05(c), Section 5.05(d) or Section 5.05(e);

(ii) the deletion of the license set forth in Section 6.05 (other than Section 6.05(j)) if GE Aviation would have the right to terminate the same under Section 5.05(e), Section 6.05(k) or Section 6.05(l) at the time of dissolution of ADGTJV; and

(iii) a JV Field of Use that is limited to the Power Field of Use.

“Authorized Users” shall have the meaning set forth in Section 6.05(c)(ii) of Schedule 15.

“A&R Cross License Agreement” shall have the meaning set forth in the Recitals.

“Bankruptcy Code” shall have the meaning set forth in Section 6.07.

“BHGE” shall have the meaning set forth in the Preamble.

“BHGE Agreement” shall have the meaning set forth in Section 9.17(a).

“BHGE Field of Use” shall mean customers operating in the oil and gas industry for which the application is one or more of the following oil and gas activities for mechanical drive and/or, to the extent provided in the sentence below, power generation: (i) drilling, evaluation, completion and/or production; (ii) liquefied natural gas; (iii) compression and boosting liquids in upstream, midstream and downstream; (iv) pipeline inspection and pipeline integrity management; (v) processing in refineries and petrochemical plants (including fertilizer plants). The Parties acknowledge that the BHGE Field of Use includes the opportunity to sell aero-derivative gas turbine engines and parts and components and provide services to customers otherwise within the BHGE Field of Use (pursuant to one of the clauses of the immediately preceding sentence) where fifty percent (50%) or less of the power generated by such aero-derivative gas turbine engines (or the aero-derivative gas turbine engines to which such parts and components of such engines correspond) will be dispatched to the grid, but not where more than fifty percent (50%) of such power generated will be dispatched to the grid, such latter case being exclusively an opportunity of GE Power.

“BHGE Supply Exclusivity” shall have the meaning set forth in Section 1.01.

“Breaching Party” shall have the meaning set forth in Section 4.02(d)(i).

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Change in Control” means, (i) with respect to BHGE or GE Power, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of its assets (other than to an Affiliate) to a GEA Competitor, (ii) with respect to BHGE, any sale, transfer, assignment or other disposition (directly or indirectly) to a GEA Competitor by such Person, whether in a single transaction or series of related transactions, of all or substantially all of the assets of the Turbomachinery & Process Solutions (TPS) unit or any other unit that sells items (or provides services related thereto) to customers (other than, in either case, Affiliates) incorporating the LM Product Lines, excluding any business unit (A) the principal business of which is not to sell items (or provide services related thereto) incorporating the LM Product Lines or (B) that sells items (or provides services related thereto) incorporating the LM Product Lines, of which the LM Products and related services does not represent more than ten percent (10%) of the total sales from GE Aviation to ADGTJV (using the average of three (3) years of sales to determine such threshold) for the BHGE Field of Use, (iii) with respect to GE Power, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of the assets of the Gas Power Systems (GPS) and Power Services (PS) business units (other than to an Affiliate) to a GEA Competitor, or (iv) with respect to BHGE or GE Power, any consolidation, merger or reorganization of such Person with or into another entity or any other transaction (whether by way of sales of assets or equity interest or otherwise) as a result of which the holders of a GEA Competitor’s outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of such GEA Competitor’s board of directors (or similar governing body) immediately prior to such transaction beneficially own, directly or indirectly, (A) a majority of the equity, voting, beneficial or financial interests of the surviving entity, (B) the right to appoint or remove a majority of the board of directors or members of an equivalent management body of the surviving entity, or (C) the power to direct or cause the direction of the management and policies of the surviving entity.

“Competitor Arrangement” shall have the meaning set forth in Section 5.05(e).

“Confidential Information” shall have the meaning set forth in Section 9.08(a).

“Contract Year” shall mean each consecutive twelve (12) month period beginning on January 1st and ending on December 31st during the Term, provided that (i) the first Contract Year shall commence on the Effective Date and end on December 31st, 2019 and (ii) the final

Contract Year shall commence on the January 1st immediately preceding the expiration or termination of this Agreement and end on such expiration or termination.

“Control” or “Controlled” means, with respect to any Intellectual Property, the right to grant a license or sublicense to such Intellectual Property, as provided for herein without: (i) violating the terms of any agreement or other arrangement with any third party; (ii) requiring any consent, approvals or waivers from any third party, or any breach or default by the Party being granted any such license or sublicense being deemed a breach or default affecting the rights of the Party granting such license or sublicense or (iii) requiring the payment of compensation that is not immaterial to any third party.

“Cost Baseline” shall have the meaning set forth in Section 7.03(d)(i).

“Costs” shall have the meaning set forth in Section 8.03(a)(v)(C).

“Covered Items” shall have the meaning set forth in Section 6.05(n)(ii).

“Derivative” shall mean a modified or enhanced aero-derivative engine that is substantially based on an existing LM Product Line aero-derivative engine. For example, and for sake of clarity, the LM2500+G5 is a “Derivative” of LM2500.

“Designated Agreements” means the set of contracts listed on Schedule 15.

“Development Program” shall have the meaning set forth in Section 2.02.

“Disclosing Party” shall have the meaning set forth in Section 9.08(a).

“Dispute” shall have the meaning set forth in Section 9.07(a).

“Effective Date” shall have the meaning set forth in Section 2.01.

“End of Production Date” shall have the meaning set forth in Section 4.03(a).

“End User Confidentiality Acknowledgment” shall have the meaning set forth in Section 6.04(e).

“Engine Unit Proportion for BHGE Field of Use” shall mean the number of production engines from the LM Product Lines purchased by BHGE for the BHGE Field of Use, divided by the aggregate number of production engines from the LM Product Lines purchased by BHGE for the BHGE Field of Use plus any new non-aero-derivative engines (including a derivative of an existing BHGE or GE Power engine as of the Signing Date, which requires substantial development with at least fifty million U.S. Dollars ($50,000,000) of new product introduction funding or a competing product against the LM Product Line procured from a third party) sold by BHGE for the BHGE Field of Use in a particular Power Class, based on an average calculated over a two-year period.

“Engine Unit Proportion for Power Field of Use” shall mean the number of production engines from the LM Product Lines purchased by GE Power for the Power Field of Use, divided by the aggregate number of production engines from the LM Product Lines purchased by Power for the Power Field of Use plus any new non-aero-derivative engines

(including a derivative of an existing BHGE or GE Power engine as of the Effective Date, which requires substantial development with at least fifty million U.S. Dollars ($50,000,000) of new product introduction funding or a competing product against the LM Product Line procured from a third party sold by GE Power for the Power Field of Use in a particular Power Class, based on an average calculated over a two-year period.

“Engineering Licensed Tools” shall mean the engineering design tools and engineering process tools, data and datasets that are set forth in Schedule 11 as “Engineering Licensed Tools”.

“Engineering Rates” shall have the meaning set forth in Section 7.04(b)(i).

“Engineering Services” shall mean those engineering services set forth on Schedule 7.

“Engineering Services Cost” shall have the meaning set forth in Section 7.04(b)(i).

“Engineering Services Price” shall have the meaning set forth in Section 7.04(a).

“Engineering Tools” shall mean collectively the Engineering Licensed Tools and Licensed Materials.

“Engineering Tools Content” shall mean all data, calculations, source code, executable code, algorithms, and other materials that, as between the Parties, are proprietary to GE Aviation and GE Power.

“Engineering Tools Purpose” shall have the meaning set forth in Section 6.05(c)(i).

“Engineering Tools Services” shall mean the meaning set forth in Section 2.02.

“Exclusive Field of Use” shall mean the provision of Exclusive Products/Services in the BHGE Field of Use (for BHGE or ADGTJV) and/or Power Field of Use (for GE Power or ADGTJV).

“Exclusive Products/Services” shall mean collectively:

(i)       development (as approved by the APCC) of LM Products and Spare Parts, including upgrades and industrial-grade Spare Parts;

(ii)       the provision of LM Products and Spare Parts;

(iii)       development of New Advanced Repairs, except as provided in Section 7.09;

(iv)       the provision of Repair Services subject to and as provided in Section 7.10; and

(v)       the provision of Repair Services by vendors for GE Aviation proprietary repairs on non-Advanced Components solely for use on OE aero-derivative engines or Spare Parts.

“Existing Advanced Repairs” shall mean the Advanced Repairs owned by or proprietary to GE Aviation, including derivations, improvements or modifications thereof.

“Existing Non-Advanced Repairs” shall mean the Non-Advanced Repairs owned by or proprietary to GE Aviation, including derivations, improvements or modifications thereof.

“Existing Policies” shall have the meaning set forth in Section 6.05(c)(i).

“Extended Cure Period” shall have the meaning set forth in Section 4.02(d)(ii).

“Field Event Process” shall have the meaning set forth in Section 8.03(a)(v)(A).

“First Party” shall have the meaning set forth in Section 6.14.

“Forecast” shall have the meaning set forth in Section 7.02(d).

“Foreground IP” shall mean all Intellectual Property created by or acquired through development work funded by ADGTJV or a JV Partner under this Agreement.

“G5 Reserve” shall have the meaning set forth in Section 7.04(c).

“GE” shall have the meaning set forth in the Preamble.

“GE Agreement” shall have the meaning set forth in Section 9.17(a).

“GE Aviation” shall have the meaning set forth in the Preamble.

“GE Aviation Background IP” means all Intellectual Property that is (a) Controlled by GE Aviation as of the Signing Date or (b) created or acquired by or on behalf of GE Aviation after the Signing Date, including developments, modifications, derivative works or improvements to such Intellectual Property under the foregoing clause (a) created or acquired by or on behalf of GE Aviation, independently and outside any development work funded by ADGTJV or a JV Partner under this Agreement.

“GE Aviation Customer Concessions” shall have the meaning set forth in Section 8.03(a)(v)(A).

“GE Aviation Foreground IP” shall have the meaning set forth in Section 6.03(a)(ii)(A).

“GE Aviation Option Patents” shall have the meaning set forth in Section 6.15(a).

“GE Aviation PCBs” shall have the meaning set forth in Section 3.02(c).

“GE Aviation Supplemental Terms” shall mean the supplemental terms and conditions applicable to POs issued relating to the sale of the LM Products, Spare Parts and Services attached as Schedule 3, which includes amendments, modifications and supplements as agreed upon between the Alliance Parties.

“GE Aviation Supplied Content” shall have the meaning set forth in Section 6.04(d).

“GE Power” shall have the meaning set forth in the Preamble.

“GEA Competitor” means each of the Persons set forth on Schedule 8 or any of their respective Affiliates or any entity that acquires control of these Persons or the majority of such Person’s relevant assets.

“GEA Indemnitees” shall have the meaning set forth in Section 6.05(i)(iii).

“GEA Revenue” shall have the meaning set forth on Schedule 5.

“Governmental Entity” shall mean any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“ICC” means the International Chamber of Commerce.

“Independently Performed Repairs” shall have the meaning set forth in Section 7.10(b)(ii).

“Initial Cure Period” shall have the meaning set forth in Section 4.02(d)(ii).

“Intellectual Property” means all of the following, whether protected, created or arising under the Laws of the United States or any other foreign jurisdiction, including: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions, (ii) copyrights, moral rights, mask work rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof; and all rights therein whether provided by international treaties or conventions or otherwise, (iii) confidential and proprietary information, including rights relating to know-how or trade secrets, (iv) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) - (iii) above, and (v) intellectual property rights in Technology. As used in this Agreement, the term “Intellectual Property” expressly excludes (x) trademarks, service marks, trade names, service names, domain names, trade dress, logos, and other identifiers of same, all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing and (y) rights arising from or in respect of domain names, domain name registrations and reservations.

“Joint Foreground IP” shall have the meaning set forth in Section 6.03(a)(ii)(B).

“JV Effective Date” shall have the meaning set forth in Section 2.01(a).

“JV Field of Use” shall mean cumulatively the BHGE Field of Use and the Power Field of Use.

“JV Partner” shall mean each of BHGE and GE Power.

“JV Partner Background IP” means all Intellectual Property Controlled by either JV Partner that is relevant to the scope of ADGTJV (including all necessary development and design tools and software a JV Partner agrees to license to ADGTJV) and is created or acquired by or on behalf of a JV Partner independently and outside any development work funded by ADGTJV or a JV Partner under this Agreement.

“JV Partner Foreground IP” means all Intellectual Property designated in a Technology Development Program Plan (including those set forth on Schedule 10) as either “BHGE Foreground IP” or “GE Power Foreground IP,” in each case to the extent such Intellectual Property is Controlled by the applicable JV Partner.

“Law” shall mean any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.

“Lead Time” shall have the meaning set forth in Section 7.02(c)(i).

“Legacy LM Product Lines” shall mean each of LM500, LM1600, LM2500, LM5000, LM6000, and LMS100 aero-derivative engine lines, along with all Derivatives of the foregoing that (a) are subject to Legacy NPIs and NTIs, or (b) do not require in the future substantial new product introduction or other Technology development between the JV Partners and GE Aviation.

“Legacy NPIs and NTIs” shall mean those research and development programs initiated prior to the Signing Date between GE Aviation and one or both JV Partners in connection with any one or more Legacy LM Product Lines and/or the LM9000 Product Line in development as of the Signing Date, as specified on Schedule 10.

“Level 5 Repairs” shall have the meaning set forth in Section 7.10(b)(i).

“Liabilities” shall have the meaning set forth in Section 6.05(i)(iii).

“License ADGTJV Change in Control” means: (i) acquisition by a Person (whether directly from ADGTJV or from one or more of the JV Partners) of more than twenty percent (20%) of ADGTJV; (ii) an acquisition by a JV Partner (directly or indirectly) of any or all of the other JV Partner’s interest in ADGTJV; or (iii) any third party otherwise acquires control (as such term is defined in the definition of “Affiliate”) of ADGTJV.

“License JV Partner Change in Control” means, (i) with respect to BHGE or GE Power, (A) any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of forty percent (40%) or more of its equity interests or all or substantially all of its assets, other than to an Affiliate, or (B) any consolidation, merger or reorganization of such Person with or into another entity or any other transaction (whether by way of sales of assets or equity interest or otherwise) as a result of which the holders of BHGE’s or GE Power’s (as applicable) outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of BHGE’s or GE Power’s (as applicable) board of directors (or similar governing body) immediately prior to such transaction beneficially own, directly or indirectly, (1) a majority of the equity, voting, beneficial or financial interests of the surviving entity, (2) the right to appoint or remove a majority of the board of directors or members of an equivalent management body of the surviving entity, or (3) the power to direct or cause the direction of the management and policies of the surviving entity; provided that, for the avoidance of doubt, no sale by GE of any of its equity interests in BHGE shall constitute a License JV Partner Change in Control, (ii) with respect to BHGE, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of the assets of its Turbomachinery & Process Solutions (“TPS”) business unit, other than to an Affiliate, or (iii) with respect to GE Power, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of the assets of its GPS and PS business units other than to an Affiliate.

“Licensed Aviation Field of Use” shall mean the aerospace field into which GE Aviation sells products and services, including gas turbine engines and components for aerospace applications, excluding BHGE Field of Use.

“Licensed Materials” shall mean (a) all user manuals and documents related to the Engineering Licensed Tools as they exist as of the Signing Date as well as (b) any modifications thereto developed by GE Aviation during the Term of this Agreement, but limited specifically to such portions of such user manuals and documents relating to the Engineering Licensed Tools and detailing the functionality and use of the Engineering Licensed Tools; provided that, such manuals and documents shall be the same or similar to what GE Aviation uses internally in connection with the Engineering Licensed Tools.

“Licensed Trademarks” shall mean, and is limited to, (i) the word mark “GE”, (ii) the word mark “GE Aviation” and (iii) the GE monogram.

“LLP” shall mean life limited parts as listed in Chapter 5 of GE Aviation’s “Engine Shop Manual” (“ESM”) for the flight version of the aero-derivative engine model, which GE Aviation will make available to ADGTJV.

“LLP Influencing Parts” shall mean parts that help establish the safe operating conditions of one or more LLP, including parts that exert mechanical loads on the LLP, exert pressure loads on the LLP, provide potential vibratory stimulus to the LLP, or influence the thermodynamic environment of the LLP, as listed in ESM for the flight version of the aero-derivative engine.

“LM9000 OE Parts” shall mean all production parts for the LM9000 Product Line, except for the parts provided by or procured by ADGTJV or BHGE.

“LM9000 Product Line” shall mean the LM9000 aero-derivative gas turbine product line, along with all Derivatives added by the APCC pursuant to Section 5.03.

“LM Product Lines” shall mean, individually or collectively, LM500, LM1600, LM2500, LM5000, LM6000, LMS100, and LM9000 aero-derivative engine lines (including variants and configurations thereof), along with any Derivative added by the APCC pursuant to Section 5.03 (but excluding any new centerline new product introduction aero-derivative engine).

“LM Products” shall mean engines, modules and/or parts of an LM Product Line. For the avoidance of doubt, the parts included in this definition refer only to parts of the core engine, and do not include sensors, cables, piping (fixed or flexible), etc. which the JV Partners purchase from outside vendors as of the Signing Date.

“Margin Percentage” shall have the meaning set forth on Schedule 2.

“Marine Field of Use” shall mean the marine field into which GE Aviation sells aero-derivative products and services, including propulsion, mechanical drive, hybrid, electric drive and combined cycle configuration engines and components for gas turbine based power solutions for commercial or military ship applications, excluding any floating platform or FPSO (floating production storage offloading) vessels used for oil and gas applications or power generation applications. For the avoidance of doubt, if the floating platform or FPSO vessel has an engine for propulsion (with such engine for propulsion of the vessel) it shall be inside the Marine Field of Use.

“Market Share Threshold Percentage” shall have the meaning set forth in Section 5.05(c).

“Master Agreement” shall have the meaning set forth in the Recitals.

“Modifications” shall have the meaning set forth in Section 6.05(c)(i).

“New Advanced Repairs” shall mean Advanced Repairs to be developed by either GE Aviation or the JV Partners under one or more Technology Development Program Plans, excluding any repairs that are based upon, derived from, an improvement of, or a modification of Existing Advanced Repairs.

“New Non-Advanced Repairs” shall mean Non-Advanced Repairs to be developed by either GE Aviation or the JV Partners under one or more Technology Development Program Plans, excluding any repairs that are based upon, derived from, an improvement of, or a modification of Existing Advanced Repairs.

“Non-Advanced Components” shall mean any components of LM Products and Spare Parts that are not Advanced Components.

“Non-Advanced Repairs” shall mean repairs for Non-Advanced Components and includes both Existing Non-Advanced Repairs and New Non-Advanced Repairs.

“Non-breaching Party” shall have the meaning set forth in Section 4.02(d)(i).

“Notice of Material Breach” shall have the meaning set forth in Section 4.02(d)(i).

“Notice of Termination” shall have the meaning set forth in Section 4.02(d)(iii).

“Output” shall have the meaning set forth in Section 6.05(n)(i)(A).

“Outside Warranty Period” shall have the meaning set forth in Section 8.03(a)(v)(A).

“Party” shall have the meaning set forth in the Recitals.

“PCB” shall have the meaning set forth in Section 3.02(a).

“Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“POs” shall have the meaning set forth in Section 7.01(a).

“PO Modification Agreement” shall have the meaning set forth in Section 7.01(b)(ii).

“PO Modifications” shall have the meaning set forth in Section 7.01(b)(ii).

“Policies” shall have the meaning set forth in Section 6.05(c)(i).

“Power Class” shall mean a range of power within which an aero-derivative engine is capable of providing power measured in megawatts at ISO conditions. For purposes of this Agreement, there shall be five Power Classes defined by the following: (a) 0-19MW, (b) 20-40MW, (c) 41-60MW, (d) 61-95MW and (e) 95+ MW.

“Power Field of Use” shall mean customers operating primarily outside of the oil and gas industry and when the application is one or more of the following activities: (i) industrial power generation (i.e., metals, pulp and paper, and waste to energy), (ii) cogeneration (“Cogen”), (iii) combined heat and power (“CHP”), (iv) hybrid power generation, (v) combined cycle for utility/IPP and (vi) conventional (including, without limitation, simple cycle power plants) and nuclear power generation for utility/IPP including Cogen, CHP and biomass.

“Product Cost” means the following costs incurred in connection with LM Products, Spare Parts, or conducting Repair, including the manufacturing, assembling, testing, and repairing thereof:

(a) direct labor costs (including salary and wages);

(b) cost of materials used (including raw material, components, scrap, packaging materials, shipping and handling costs, freight-in charges, supplier charges, any applicable sales taxes and/or customs duties and brokers fees, and lot charges, including special process substantiation, vendor substantiation and manufacturing engineering support at supplier shops);

(c) allocation of overhead (including indirect labor costs, supplies and materials, manufacturing engineering support, plant insurance, property taxes, and other like costs) and facilities and equipment expense (including rent, utilities, repairs and maintenance costs, equipment rental and leases, and depreciation expense);

(d) sourcing and material procurement, storage, and other applicable activities, including quality control and quality assurance, performed directly in support of the applicable activity;

(e) if applicable, costs for third party contract manufacturers or service providers;

(f) fuel costs associated with engine tests; and

(g) any royalties payable to a third party attributable to the applicable activity.

“Products Warranty” shall have the meaning set forth in Section 8.03(a).

“Products Warranty Period” shall have the meaning set forth in Section 8.03(a).

“Products/Services Claims” shall have the meaning set forth in Section 8.01(b).

“Prohibited Supplier List” shall have the meaning set forth in Section 7.09(a)(iii)(B).

“Receiving Party” shall have the meaning set forth in Section 9.08(a).

“Regardless of Cause or Action” shall mean (to the maximum extent permitted by applicable Law), regardless of: cause, fault, default, negligence in any form or degree, foreseeability, strict or absolute liability, breach of duty (statutory or otherwise) of any person, including in each of the foregoing cases of the indemnified person, or any defect in any premises; for all of the above, whether pre-existing or not and whether the damages, liabilities, or claims of any kind result from contract, warranty, indemnity, tort/extra-contractual or strict liability, quasi contract, Law, or otherwise.

“Repairs” shall mean Advanced Repairs and Non-Advanced Repairs.

“Repair Services” shall mean performance of Advanced Repairs and Non-Advanced Repairs.

“Repair Royalty Fee” shall have the meaning set forth in Section 7.10(c)(i).

“Repair Warranty” shall have the meaning set forth in Section 8.03(b)(i).

“Repair Warranty Period” shall have the meaning set forth in Section 8.03(b)(i).

“Replacement Agreements” shall have the meaning set forth in Section 9.17(b)(ii).

“Representatives” shall mean the applicable Party’s respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants,

financial advisors and other advisors. In the case of ADGTJV, it shall also include the JV Partners.

“Residuals” shall have the meaning set forth in Section 6.05(n)(i).

“Restructuring” shall have the meaning set forth in the Recitals.

“RSP Materials” shall mean products and services sourced from RSPs.

“RSPs” means revenue share participants that have entered into a revenue share participant program (which is a risk and revenue-sharing program), the terms of which are set forth in joint contractual arrangements between such participants and GE, and pursuant to which such participants design, develop, manufacture, sell and/or support parts or component parts of the LM Products, Spare Parts and Services, and each of such participants, among other things, funds its share of effort on such program, assumes the corresponding risks and rewards, and receives compensation from sales of such LM Products, Spare Parts and Services based upon such participant’s share of such program.

“Security Incident” shall have the meaning set forth in Section 6.05(k).

“Serial Defect” shall have the meaning set forth in Section 8.03(a)(v)(A).

“Services” shall mean, individually or collectively, the Aftermarket Services and the Engineering Services.

“Signing Date” shall have the meaning set forth in the Preamble.

“Site” shall mean the premises where LM Products and Spare Parts are used or Services are performed, not including GE Aviation’s premises from which it performs Services.

“Software” shall have the meaning set forth in Section 6.17(a).

“Source Data” shall mean source code or other source materials.

“Spare Parts” shall mean an individual part or assembly of parts, including modules, of an LM Product, typically identified by a unique part number, which can be sold individually or in the aggregate, but without being installed on such engine.

“Subsidiary” shall mean with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Specified Tool” shall have the meaning set forth in Section 6.05(c)(ii).

“Supply Product Price” shall have the meaning set forth in Section 7.03(a).

“Supply Program” shall have the meaning set forth in Section 2.02.

“Tax” shall mean any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

“Technology” means, collectively, all technology, software, hardware, data, databases, models, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, specifications, reports, presentations, analyses, other writings and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology.

“Technology Deliverables” shall mean all information and Technology whether pre-existing or generated as a result of this Agreement which has been or may be furnished or made available by GE Aviation to ADGTJV, other than the Engineering Tools.

“Technology Development Program Plan” shall mean a written agreement on a technology development program plan for any new product introduction or other Technology development in substantial conformance with the template set forth in Schedule 6.

“Term” shall have the meaning set forth in Section 4.01.

“Third Party Materials” shall have the meaning set forth in Section 6.05(e)(ii).

“Third Party Repair Supplier” shall have the meaning set forth in Section 7.10(a).

“Third Party Repair Supplier Conditions” shall have the meaning set forth in Section 7.10(a).

“Threshold Percentage” shall have the meaning set forth in Section 1.01 of Schedule 15.

“Tools Term” shall have the meaning set forth in Section 6.05(b).

“Tools Users” shall have the meaning set forth in Section 6.05(i)(iii).

“Umbrella Agreement” shall have the meaning set forth in the Recitals.

“Unapproved Operations” shall have the meaning set forth in Section 8.03(a)(iv)(E).

“Unapproved Repair” shall have the meaning set forth in Section 7.09(a)(i)(B).

“Unapproved Spare Part” shall have the meaning set forth in Section 7.09(a)(i)(B).

“VDI” shall have the meaning set forth in Section 6.05(a).

ARTICLE 2

EFFECTIVENESS; PURPOSE AND SCOPE

Section 2.01.     Effectiveness.

(a)               ADGTJV Joinder to Agreement. Substantially simultaneous with the closing of the joint venture contemplated by the Master Agreement (the “JV Effective Date”), BHGE and GE Power shall cause ADGTJV to execute and deliver a joinder to this Agreement, substantially in the form of Schedule 1 hereto, whereupon ADGTJV shall become a party to this Agreement. For the avoidance of doubt, except following any permitted assignment of this Agreement pursuant to Section 9.10, in no event shall either of BHGE or GE Power have or be entitled to exercise any rights, licenses or remedies of ADGTJV under this Agreement prior to the Effective Date (as defined below).

(b)               Agreement Effectiveness. Notwithstanding anything to the contrary contained in this Agreement or in the Master Agreement, and subject to Section 2.01(c) below, this Agreement and the obligations of each Party shall only become effective upon the occurrence of both (i) the Trigger Date (as defined in that certain Amended and Restated Stockholders Agreement between GE and Baker Hughes, a GE company, a Delaware corporation, dated as of November 13, 2018, as amended), and (ii) ADGTJV joining as a party hereto in accordance with Section 2.01(a) (the date on which the latest of (a) and (b) have occurred, the “Effective Date”). For avoidance of doubt, if the JV Effective Date has not occurred as of the Trigger Date, then this Agreement and the rights and obligations of the Parties hereunder shall not become effective, and instead, GE Aviation shall enter into separate supply and technology development agreements with each of BHGE and GE Power in accordance with Section 9.17(a).

(c)               Earlier Effectiveness. Notwithstanding the effectiveness of this Agreement contemplated by Section 2.01(b), (i) this Section 2.01 (Effectiveness), Section 3.03(c)(iv) of Schedule 15, Section 4.02(d) (Material Breach), Section 6.05 (Access to Engineering Tools), and ARTICLE 9 (General Provisions) shall be effective as of the Signing Date, and (ii) Section 6.02(a) (GE Aviation Background Intellectual Property) shall be effective as of December 1, 2018.

Section 2.02.     Purpose. The purpose of this Agreement is to set forth the terms and conditions governing: (a) the supply by GE Aviation to ADGTJV of the LM Products and Spare Parts and the provision by GE Aviation to ADGTJV of the Aftermarket Services and Engineering Services, as ordered and fulfilled pursuant to POs issued in accordance with Section 7.01 (the “Supply Program”); (b) the Engineering Services and research and development programs that are unanimously agreed upon by the APCC and set forth in a written Technology Development Program Plan (the “Development Program”); and (c) the provision by GE Aviation to ADGTJV and the JV Partners of certain Engineering Licensed Tools through a software as a service model (the “Engineering Tools Services”).

Section 2.03.     Supply Program.

(a)               Scope of LM Products and Spare Parts. Subject to the terms and conditions of this Agreement (including the exclusivity provisions set forth in ARTICLE 5), GE Aviation shall sell and supply to ADGTJV, and ADGTJV shall purchase from GE Aviation, LM Products, Spare Parts and Services, and as ordered and fulfilled pursuant to POs issued in accordance with Section 7.01.

(b)               Exclusions. Notwithstanding anything herein to the contrary in this Agreement, any new centerline new product introduction aero-derivative engine and any derivatives thereof shall not be supplied as part of the Supply Program under this Agreement and are not subject to any terms set forth in this Agreement other than Section 5.03 (including those related to supply, development, maintenance, repair or engineering services). The inclusion of such engine will be subject to the APCC’s approval and any terms for such inclusion shall be separately negotiated between the Alliance Parties in good faith and based on market considerations.

(c)               Limitations Regarding LM9000. The inclusion of LM9000 in the Supply Program under this Agreement, and GE Aviation’s obligations with respect to LM9000, shall be limited to providing LM9000 OE Parts, and providing and repairing LM9000 OE Parts and related Spare Parts only, and shall not include any final assembly or testing responsibilities with respect to LM9000 (with the exception of the first four (4) production units and the development program).

Section 2.04.     Development Program.

(a)               Scope. Subject to the terms and conditions of this Agreement, the Alliance Parties may engage in Development Programs pursuant to one or more Technology Development Program Plan, pursuant to Section 6.01.

(b)               Third Party Providers. GE Aviation shall have the right, in its sole discretion, to designate or cause an Affiliate or third party provider to provide to ADGTJV any applicable Service(s), which shall be consistent with GE Aviation’s current and ordinary course practices, subject to any such third party provider agreeing in writing to provide such Services in accordance with the applicable terms and conditions of this Agreement. For the avoidance of doubt, GE Aviation will remain liable for the provision of Services by an Affiliate or such third party provider, in accordance with the terms of this Agreement.

ARTICLE 3

PROGRAM MANAGEMENT; AERO-DERIVATIVE PRODUCT COMPETITIVENESS COMMITTEE

Section 3.01.     Program Management and Operations.

(a)               Alliance Managers. Promptly after the Effective Date, each Alliance Party shall appoint an experienced cross-functional senior business leader to act as an alliance manager (each, an “Alliance Manager”), who shall oversee the fulfillment of this Agreement and the alignment of Alliance Parties’ interests, and shall notify the other Alliance Party of its Alliance Manager. The Alliance Managers shall be the primary point of contact for the Alliance Parties regarding the collaboration activities contemplated by this Agreement and shall help facilitate all such activities hereunder.

(b)               Alliance Manager Responsibilities. The Alliance Managers shall have the following responsibilities:

(i)                 To create and maintain a collaborative work environment between the Alliance Parties;

(ii)              To lead execution work assigned by the APCC to the Alliance Party and to serve as the single unifying element in the organization of each Alliance Party to ensure consistency and simplification as appropriate;

(iii)            To coordinate the various functional representatives developing and executing strategies and plans for GE Aviation’s supply of the LM Products, Spare Parts and Services;

(iv)             To provide single-point leadership for generating consensus both internally within their respective Alliance Parties’ organizations and externally across party lines regarding key strategy and plan issues;

(v)               To ensure the ability for rapid decision making regarding the execution of strategies and plans approved by the APCC to avoid the need for excessive APCC meetings and input;

(vi)             To identify and raise cross company, cross region and/or cross function disputes to the APCC; and

(vii)          To plan and coordinate efforts aimed at establishing and maintaining the functionality of GE Aviation’s supply of the LM Products, Spare Parts and Services.

Section 3.02.     Committees.

(a)               Governance. The Alliance Parties have agreed to establish the following committees to assist in achieving the Alliance Parties’ goals: (i) an Aero-derivative Product

Competitiveness Committee (“APCC”), the functions, composition, meeting requirements, decision-making authority and record keeping requirements for which are set forth in Section 3.02(b), and (ii) Program Control Boards (each, a “PCB”), the functions, decision-making authority and record keeping requirements for which are set forth in Section 3.02(c). The Alliance Parties have agreed that the oversight and management structures provided by the APCC and the PCBs as established by the Alliance Parties should facilitate quick decision-making and issue resolution. The Alliance Parties have also agreed that such oversight and management structure should facilitate maximum allowable collaboration between the Alliance Parties to achieve these goals and align the Alliance Parties interests, yet cause as little disruption as possible to the organizational structures of the Alliance Parties and their Affiliates. In addition, the Alliance Parties wish to establish an effective and efficient management coordination system so as to optimize the long term profitability of the LM Products, Spare Parts and Services.

(b)               APCC.

(i)                 Function. The APCC shall have the following functions:

(A)             evaluate and review cost competitiveness concerns after taking into account total cost of ownership, durability, reliability, availability, output, efficiency, and other similar value differentiators and then negotiate to modify the pricing terms to improve alignment and cost competitiveness, which modifications may include (1) reducing budget costs, which if achieved would be immediately captured by ADGTJV through a reduction of price during the interim term, (2) rebalancing of margin rates across LM Products, Spare Parts and Services, (3) temporary price concessions or (4) other economic currency as agreed by the Alliance Parties; provided that ADGTJV has provided the APCC with documentation to support such cost competitiveness concern that the LM Products, Spare Parts and Services costs are higher than the market rates of other similar manufacturers of aero-derivative engines of a comparable quality and such rates have been consistently offered for at least one (1) year;

(B)              if requested by an Alliance Party, to address major market concerns resulting from the commercial end market or the supply chain environment and potential corresponding adjustments to the Cost Baseline or Applicable Price;

(C)              make determinations on long range forecasting for sales and operations planning, based on input from ADGTJV’s customer channel representatives and GE Aviation’s planning and fulfillment representatives;

(D)             approve and guide joint technology development initiatives, including Development Program prioritization, funding and execution, based on input from ADGTJV’s engineers and product managers from both JV Partners and GE Aviation’s engineers and product management;

(E)              review and make decisions regarding proposals for new Derivatives;

(F)              oversee the management of the LM Products, Spare Parts and Service (including product cost out opportunities, product safety, non-aero part industrialization, lead time reduction ideas, end of life product management and new supplier development);

(G)             oversee the configuration management of LM Product or Spare Part (including technical reviews);

(H)             review of Repairs and Spare Parts introduction, development substantiation, approval and whether to allow new Repairs and Spare Parts introductions to the extent such introductions did not receive approval from GE Aviation’s engineering team for reasons related to safety concerns along with associated documentation related to the foregoing;

(I)                sustaining engineering of the LM Product or Spare Part;

(J)                determine the funding and joint management of Development Programs under each Technology Development Program Plan;

(K)             resolve any Disputes regarding ownership or licensing of Intellectual Property in accordance with the requirements of ARTICLE 6;

(L)              at the request of ADGTJV to restart any LM Product Line that is terminated pursuant to Section 4.03, consider the associated business case by evaluating the cost and benefit of restarting such terminated LM Product Line and, if the APCC determines to resume such terminated LM Product Line, such LM Product Line will be reinstated in this Agreement subject to pricing and lead time changes, if any;

(M)            at the request of ADGTJV if there is a substantial need to extend the support period under Section 4.03(c) for Aftermarket Services or Engineering Services, consider granting an extension of such period;

(N)             review Lead Time reduction in accordance with Section 7.02(c);

(O)             update the Prohibited Supplier List periodically and consider, upon written request of the Alliance Parties, making exceptions to the Prohibited Supplier List, provided that the APCC unanimously approves making such exceptions;

(P)              approve content contributed by GE Aviation required to construct Industrial Repair Manuals (IRMs) for LM Products;

(Q)             address the matters relating to introduction of new Repairs and Spare Parts as set forth in Section 7.09 and Section 7.10(a), including any exclusive buy or sell obligations between the Alliance Parties related thereto; and

(R)              make funding decisions on actions recommended by, or decisions made by, the PCBs.

(ii)              Composition. The APCC shall consist of a total of six (6) members, and be composed of two (2) senior leaders (who shall be officers, directors or senior employees) appointed by each of GE Aviation and each JV Partner immediately following the Effective Date. GE Aviation and each JV Partner shall jointly appoint a chairperson to serve as the leader of the APCC (the “APCC Chairperson”). GE Aviation and each JV Partner shall have the right from time to time to substitute individuals, on a permanent or temporary basis for any of its previously designated members of the APCC, upon written notice to the other parties.

(iii)            Meetings. Unless the APCC otherwise agrees, regular meetings of the APCC shall be held at least once every fiscal quarter to establish goals, approve strategies and plans, review progress versus goals and to discuss issues. All meetings shall be held at such times and places as the APCC may determine. The APCC Chairperson shall be responsible for coordinating and distributing an agenda to the members of the APCC prior to meetings. The APCC Chairperson may call a special meeting of the APCC upon request of any member by written or oral notice to the other members. Notice of the place, date and time of all meetings of the APCC shall be mailed to a member’s last officially communicated place of business at least ten (10) days before the meeting or given by electronic communication at least five (5) days before the meeting. Attendance at a meeting shall constitute waiver of notice. Any meeting may be held by telephone or teleconference so long as all members participating in the meeting can hear one another at the same time. Telephone or teleconference meetings shall be governed by the same rules as other meetings of the APCC except as to location.

(iv)             Quorum. A duly constituted quorum of the APCC for purposes of making any decision or taking any action required or permitted to be made or taken pursuant to this Agreement shall be at least two (2) members from each of GE Aviation and each JV Partner present in person, via telephone or teleconference. Any member unable to attend in person may attend via telephone or teleconference and shall have all rights to participate fully and vote, provided that members of the APCC may not delegate their attendance responsibility.

(v)               Decision Making. The APCC shall review processes and reach decisions after taking into consideration each Alliance Party’s interests, including in the areas of cost competitiveness, services footprint dynamics, growth opportunities and customer dynamics. Decisions shall be made on a business case-basis (A) after reviewing the necessary facts and risk assessments provided by the engineering and supply chain teams and (B) after taking into account input from the commercial teams regarding the end market for use in the business case. Any decision or action required or permitted to be made or taken by the APCC shall only be made or taken upon the unanimous agreement of all members of the APCC. If the APCC does not unanimously agree with respect to any matter, then such matter shall be resolved pursuant to the mechanisms described in Section 9.07 of this Agreement. Any decision or action that might be made or taken at any meeting of the APCC may be made or taken, in lieu of a meeting, by an instrument in writing executed by the members of the APCC. Such instruments may be executed in counterparts.

(vi)             Records. The APCC shall keep accurate minutes of all meetings to reflect any and all decisions or actions made or taken. The APCC Chairperson shall designate a member of the APCC or another person agreed by the APCC to prepare and circulate a draft of the minutes of each meeting. Drafts of such minutes shall be delivered to the members of the APCC within twenty (20) days after the meeting, and shall be edited and issued in final form as soon as practical after the meeting, with the approval and agreement of the members of the APCC, as evidenced by their (or their designee’s) signatures on the minutes. The APCC shall also keep such other records as it deems appropriate.

(c)               Program Control Board (PCB). There shall be a PCB formed for each LM Product Line (e.g., LM2500, LM6000, LMS100, and LM9000), including its related Derivatives and variants with respect to (1) flange to flange decisions (“GE Aviation PCBs”) and (2) overall package and turbine integration decisions (“ADGTJV PCBs”).

(i)                 Function. Each PCB shall have the following functions:

(A)             Making decisions on design changes in the factory and the field;

(B)              Monitoring business operations, considering technical and business risk;

(C)              Approving control documents such as engineering scope of work, technical publications and service bulletins;

(D)             Overseeing supply chain management and manufacturing programs management; and

(E)              Managing allocation of approved funds and budgeting.

(ii)              Meetings. A GE Aviation-appointed PCB chairperson will call and lead meetings and there shall be at least one ADGTJV appointee for GE Aviation PCBs. An ADGTJV-appointed PCB chairperson will call and lead meetings and there shall be at least one GE Aviation appointee for ADGTJV PCBs.

(iii)            Decision Making. Any decision or action required or permitted to be made or taken by a PCB shall only be made or taken upon the unanimous agreement of all members of such PCB; provided that:

(A)             any decision or action associated with flange to flange turbines and associated Technology shall be led by GE Aviation, with at least one (1) representative from ADGTJV having the right to provide input, provided that if a PCB cannot reach unanimous agreement then the issue will be escalated within the organizations to attempt to reach an agreement at a more senior level, but GE Aviation shall have the final decision authority,

(B)              any decision or action associated with installation design manuals for GE Aviation-supplied hardware for LM Products shall be led by GE Aviation, with at least one (1) representative from ADGTJV having the right to provide input, provided that if a PCB cannot reach unanimous agreement then the issue will be escalated within the organizations to attempt to reach an agreement at a more senior level, but GE Aviation shall have the final decision authority, and

(C)              any decision or action associated with the overall package and turbine integration of LM Products, and associated package and integration Technology, shall be led by ADGTJV, with at least one (1) representative from GE Aviation having the right to provide input; provided that, to the extent a formal program control process does not exist at ADGTJV, then ADGTJV shall provide necessary updates to GE Aviation on the package development and provide GE Aviation with an opportunity to provide comment, provided that if a PCB cannot reach unanimous agreement then the issue will be escalated within the organizations to attempt to reach an agreement at a more senior level, but ADGTJV shall have the final decision authority.

(iv)             Records. Each PCB shall keep accurate minutes of all meetings to reflect any and all decisions or actions made or taken. A member of each PCB shall prepare and circulate a draft of the minutes of each meeting. Drafts of such minutes shall be delivered to the members of such PCB within twenty (20) days after the meeting, and shall be edited and issued in final form as soon as practical after the meeting, with the approval and agreement of the members of such PCB, as evidenced by their (or their designee’s) signatures on the minutes. Each PCB shall also keep such other records as it deems appropriate.

Section 3.03.     Agreement Implementation.

(a)               Spare Part PO Placement Process.

(i)                 The Parties acknowledge that, because the process currently in place between BHGE and GE Power for ordering Spare Parts is integrated into the GE Aviation material fulfillment process, and such process does not facilitate the implementation of POs as per this Agreement, there is a need to implement a separation between GE Aviation and ADGTJV and a workable process for the placement and acceptance of POs. Accordingly, the Alliance Parties shall work together in good faith to agree to a revised process by no later than December 31, 2019 (or such other date as mutually agreed by the Alliance Parties) to effectuate the ordering of Spare Parts under this Agreement. The Alliance Parties shall recommend the revised process to the APCC for approval, or if the APCC is not yet formed, to the VPs of Product Management of the JV Partners; provided that the revised process shall seek to minimize costs that each Alliance Party shall have to bear.

(ii)              Given the fact that through the current process, there is no issuance of a purchase order, and given Section 7.02(b)(i), both Alliance Parties acknowledge that until the revised process under Section 7.02(b)(i) is implemented, GE Aviation’s obligations will be based on the terms of the GE Aviation Supplemental Terms and the requirements set forth in written work orders issued between the Alliance Parties. GE Aviation shall work in good faith to deliver Spare Parts as if a PO had been in effect, provided that GE Aviation’s obligation to pay damages shall be suspended until the new PO process is implemented, which shall be no later than one year after the date ADGTJV’s CEO assumes his or her role.

(b)               Spare Parts Storage and Warehousing.

(i)                 Due to the fact that the current BHGE and GE Power process for storing and warehousing Spare Parts (and certain LM Products components) is fully integrated into the GE Aviation material management processes, and such processes and facilities cannot be maintained in the same manner following the Effective Date, but recognizing that fully separating such processes is a complex and time consuming process, the Alliance Parties agree that they will work together to mutually agree on a new process or resolution for the storing and warehousing of such goods, if needed, by no later than December 31, 2019 (or such other date as mutually agreed by the Alliance Parties). Such new process shall allow for title transfer, care, custody and control and risk of loss for Spare Parts (and any other LM Products) to occur at delivery as contemplated by any purchase orders issued under the process agreed through the previous section. The Alliance Parties shall recommend the revised process to the APCC for approval; provided that the revised process shall seek to minimize costs that each Alliance Party shall have to bear. For the avoidance of doubt, the Alliance Parties recognize that this will require the establishment of a separate warehousing solution that is not owned or leased by GE Aviation.

(c)               Administrative and Management Organization and Costs. The Parties agree to the rights and obligations set forth in Section 3.03(c) of Schedule 15.

ARTICLE 4

TERM AND TERMINATION

Section 4.01.     Term. The term of this Agreement shall commence on the Effective Date and shall continue thereafter until terminated in accordance with Section 4.02 or Section 4.03 (the “Term”).

Section 4.02.     Termination Events.

(a)               Mutual Agreement. This Agreement may be terminated upon the mutual written agreement of the Alliance Parties.

(b)               Bankruptcy; Insolvency. Subject to and without limiting Section 4.02(e), any Party may terminate this Agreement immediately by written notice to the other Parties upon the occurrence of any of the following events: (i) another Party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; (ii) another Party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; (iii) another Party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) another Party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

(c)               Liquidation or Dissolution of ADGTJV. This Agreement shall automatically terminate upon liquidation or dissolution of ADGTJV.

(d)               Material Breach.

(i)                 Subject to and without limiting Section 4.02(e), in the event of a material breach by a Party (the “Breaching Party”), any other Party (a “Non-breaching Party”) shall provide written notice to the Breaching Party as soon as reasonably practicable after the Non-breaching Party becomes aware of the occurrence of such material breach, which notice shall contain a description of such material breach in reasonable detail (a “Notice of Material Breach”). The failure or delay of a Non-breaching Party in delivery of a Notice of Material Breach shall not be deemed a waiver of any rights of such Non-breaching Party unless and to the extent such failure or delay materially and adversely affects the Breaching Party’s ability to cure such material breach.

(ii)              The Breaching Party shall have the automatic right during the ninety (90) day period following receipt of a Notice of Material Breach to cure such material breach (the “Initial Cure Period”). Any efforts by the Breaching Party to cure shall not be deemed an admission that the Breaching Party has committed a material breach. If the Breaching Party has promptly and diligently taken reasonable steps to cure but such cure has not been completed within the Initial Cure Period, then the period to cure shall be extended for a commercially reasonable time not to exceed a further thirty (30) days to enable such cure to be completed (the “Extended Cure Period”), provided that, the cure period shall not be extended if, notwithstanding all reasonable efforts, such cure could not be effected within the Extended Cure Period.

(iii)            If the Breaching Party disputes that a material breach has occurred, or if a cure is not possible within the Initial Cure Period (or, if applicable, the Extended Cure Period), then senior management representatives of the Parties shall meet, no later than fifteen (15) days following delivery of written notice from one Party to the other Parties requesting such meeting, to attempt to resolve such Dispute. The Parties agree to use all reasonable efforts to fully resolve the Dispute and to find a cure within the Initial Cure Period (or, if applicable, the Extended Cure Period). The Parties may extend the duration of such dispute resolution proceedings for such period of time as may be mutually agreed in writing. If the Parties have not resolved such Dispute by the end of thirty (30) days following the written notice requesting a dispute resolution meeting of senior management, then a Non-breaching Party may terminate this Agreement by delivering written notice to such effect to the Breaching Party (the “Notice of Termination”), but the Breaching Party shall be entitled to commence a Dispute under the applicable dispute resolution clause herein to determine if a material breach has occurred. Termination shall be without prejudice to any other rights or remedies to which any Party may be entitled under this Agreement or applicable Law.

(iv)             If the termination is due to GE Aviation’s material breach, if so specified by ADGTJV, upon a Notice of Termination of this Agreement, GE Aviation shall promptly stop work under any POs outstanding as of such notice date as directed in the notice.

(v)               If the termination is due to ADGTJV’s material breach, GE Aviation shall have the right to promptly stop work under any POs outstanding as of such notice date and ADGTJV shall not place further subcontracts/orders in respect of any such outstanding POs.

(vi)             This Agreement may not be terminated for any reason other than as expressly set forth in this Section 4.02.

(e)               Notwithstanding anything to the contrary in this Agreement, (i) GE Aviation shall have no right to terminate this Agreement or GE Aviation’s exclusive supplying commitment with respect to the BHGE Field of Use hereunder (including, for the avoidance of doubt, ARTICLE 5 and ARTICLE 6 hereof) as a result of any material breach by or directly or indirectly caused by GE Power, and (ii) GE Power shall have no right to terminate this Agreement as a result of any material breach by or directly or indirectly caused by GE Aviation, in each case so long as GE Power and GE Aviation are under common control (as control is defined in the definition of “Affiliate”) at the time of the relevant breach or action by GE Power or GE Aviation, as applicable.

(f)                Breaches of POs. For the avoidance of doubt, the breach of a PO shall not automatically constitute a breach of this Agreement, provided that such breach may still give rise to other relief. However, GE Aviation may terminate this Agreement upon notice to ADGTJV: (i) for material and chronic breaches of the POs by ADGTJV that ADGTJV has not cured within one hundred eighty (180) days following written notice of default from GE Aviation, or (ii) default by ADGTJV of its payment obligations under any PO or POs, for amounts not subject to a good faith dispute, individually or in the aggregate, in excess of fifty million U.S. Dollars ($50,000,000).

Section 4.03.     LM Product Line Termination Upon Production Cessation.

(a)               Subject to Section 4.03(b) and Section 4.03(c) and without prejudice to any other clauses in this Agreement, GE Aviation shall not have an obligation to provide engines of an LM Product Line if (a) any LM Product Line has not been delivered for a period of twelve (12) consecutive months (so long as such one (1) year period has not expired due to delivery delays caused by GE Aviation) (the end of such period, an “End of Production Date”), and (b) GE Aviation sends ADGTJV a request to terminate engine production on such LM Product Line, and (c) ADGTJV consents in writing to such termination, provided that ADGTJV shall reasonably and promptly consider GE Aviation’s request.

(b)               If ADGTJV wishes to restart an LM Product Line terminated in accordance with the above, it may make a request of the APCC as set forth in Section 3.02(b)(i)(L). Should GE Aviation restart the LM Product Line previously ceased, all rights and obligations under this Agreement shall be reinstated.

(c)               For any LM Product Line terminated in accordance with the above, GE Aviation shall continue to support and fulfill POs for Spare Parts, Repairs and Engineering Services issued by ADGTJV in accordance with this Agreement for a period of twenty-five (25) years following the relevant End of Production Date. If ADGTJV has a substantial need to extend such period for Spare Parts, Repairs or Engineering Services, the APCC may grant an extension of such period in accordance with Section 3.02(b)(i)(M).

Section 4.04.     Effects of Expiration or Termination.

(a)               Tooling Purchase Option Upon Termination. Following any termination of this Agreement (other than termination by GE Aviation pursuant to Section 4.02(c) or Section 4.02(d) for material breach by ADGTJV), GE Aviation shall notify ADGTJV in writing if GE Aviation intends to sell any tooling assets that GE Aviation owns and that is associated with assembly and/or testing of the LM Product Lines outside of the sale of the associated GE Aviation business. ADGTJV shall then have a right, exercisable by written notice to GE Aviation within sixty (60) days following receipt of GE Aviation’s notice, to purchase such tooling. If ADGTJV exercises such right to purchase such tooling, the Alliance Parties shall negotiate in good faith for a period of one hundred and twenty (120) days with respect to the price and other terms in connection with such sale. If the Alliance Parties are unable to enter into such an agreement, then GE Aviation may thereafter pursue such sale to any third party. ADGTJV may assign the foregoing right to one of the JV Partners prior to a liquidation or dissolution of ADGTJV.

(b)               Other Effects of Expiration or Termination.

(i)                 Except as set forth in Section 4.05, expiration or termination of this Agreement shall terminate any and all rights and obligations hereunder; provided that the expiration or earlier termination of this Agreement shall not relieve any Party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination or for POs under execution.

(ii)              The acceptance of any PO from, or the sale or provision of any LM Products, Spare Parts or Services to, ADGTJV after the expiration or termination of this Agreement shall not be construed as a renewal or extension hereof, nor as a waiver of termination, but in the absence of a written agreement signed by one of the authorized representatives of GE Aviation herein, all such transactions shall be governed by provisions identical to the provisions of this Agreement.

(iii)            Except as set forth in Section 4.05, each Party shall promptly, but in no event greater than within thirty (30) days, return all Confidential Information of the other applicable Parties or their Affiliates that is in such Party’s or its Affiliates’ possession and control, subject to any rights such Party and its Affiliates may rightfully possess to the same hereunder.

Section 4.05.     Survival. On any expiration or termination of this Agreement, the following provisions shall survive in full force and effect: ARTICLE 1 (Definitions); Section 1.01; Section 4.04 (Effects of Expiration or Termination); Section 6.02 (Background IP) with respect to the provisions set forth in such section that expressly survive; Section 6.03 (Foreground IP); Section 6.04(f) (Technology Deliverables); Section 6.05(j) (Access to Engineering Tools – Security and Audit Rights); Section 6.05(n) (Access to Engineering Tools – Residual Uses); Section 6.06 (Third Party Licenses); Section 6.07 (Section 365(n) of the Bankruptcy Code); Section 6.09 (Reservation of Rights); Section 6.13 (Prosecution and Maintenance); Section 6.14 (Third Party Infringements, Misappropriations and Violations); Section 6.17 (Embedded Software License); Section 7.02(a) (Terms and Conditions of Purchase); Section 7.05 (Lump Sum Payment); ARTICLE 8 (Allocation of Liability); and ARTICLE 9 (General Provisions). Expiration or termination of this Agreement shall not affect any rights or liabilities which have accrued prior to expiration or termination. In addition, any payment obligations that have accrued under this Agreement at the time of such expiration or termination shall remain in full force and effect until they are satisfied in full.

ARTICLE 5

EXCLUSIVITY

Section 5.01.     ADGTJV Exclusive Purchasing Commitment. During the Term and subject to Section 5.04, ADGTJV, directly or through its Affiliates, shall purchase from or through GE Aviation, as its sole supplier, one hundred percent (100%) of their requirements for Exclusive Products/Services for the JV Field of Use. Subject to the exceptions referenced above, ADGTJV and the JV Partners expressly covenant and agree on behalf of themselves and their Affiliates that, during the Term, they will not obtain Exclusive Products/Services from any source other than GE Aviation and will not provide Exclusive Products/Services other than for the JV Field of Use.

Section 5.02.     GE Aviation Exclusive Supplying Commitment. During the Term and subject to Section 5.05, GE Aviation, and its Affiliates acting on its behalf, shall sell to ADGTJV the Exclusive Products/Services ordered by ADGTJV under and pursuant to the terms of this Agreement as GE Aviation’s sole third party customer for the Exclusive Products/Services for the JV Field of Use. For the avoidance of doubt, Engineering Services, other than those captured in the definition of Exclusive Products/Services, that are provided by GE Aviation to ADGTJV and covered by the terms of this Agreement shall be provided on a non-exclusive basis (and shall also be subject to the terms of the exclusive license grants in ARTICLE 6).

Section 5.03.     Rights Regarding New Engines.

(a)               If any Party or any of its Affiliates intends to (i) develop a new engine (including derivatives) for the BHGE Field of Use or the Power Field of Use that neither GE Aviation nor either of the JV Partners makes as of the Effective Date in a particular Power Class, or (ii) procure a competing engine for the BHGE Field of Use or the Power Field of Use in a particular Power Class, whether independently or with or through a third party, then GE Aviation or ADGTJV (on behalf of such JV Partner), as applicable, shall first provide the APCC with notice of such intention for discussion in good faith to determine if ADGTJV, or either of the JV Partners, can reach agreement with GE Aviation in a reasonable timeframe on terms (including funding) on which they, jointly or collectively, would pursue such new engine opportunity as set forth in Section 5.03(b)(i) and Section 5.03(b)(ii) below.

(b)               If GE Aviation and ADGTJV or a JV Partner do not reach agreement within six (6) months of such notice, then the Party seeking to pursue such new engine opportunity can pursue such new engine opportunity independently of the other Parties, if and only if:

(i)                 In the case where GE Aviation is the Party pursuing the new engine opportunity, (A) such new engine opportunity would require more than seventy-five million U.S. dollars ($75,000,000) in total development and procurement costs, and (B) at least sixty percent (60%) of the total product cost (based on the estimated cost of the fiftieth (50th) production unit) of the new engine is attributable to engine parts not present in any LM Product Line as of the date of such notice. Under such circumstances, such new engine opportunity would thereafter be deemed outside the scope of this Agreement such that this Agreement would not apply to such new engine opportunity except for Intellectual Property addressed in a Technology Development Program Plan under ARTICLE 6.

(ii)              In the case where ADGTJV or a JV Partner is the Party pursuing the new engine opportunity, such new engine opportunity would require more than fifty million U.S. dollars ($50,000,000) in total development and procurement costs, or ADGTJV or the JV Partners procures a competing engine for use in the JV Field of Use. Under such circumstances, any sales of such new engine would contribute to the denominator of the applicable Engine Unit Proportion for BHGE Field of Use or Engine Unit Proportion for Power Field of Use.

Section 5.04.     Termination of ADGTJV Exclusive Purchasing Commitment. Without prejudice to any other rights or remedies to which ADGTJV may be entitled under this Agreement or applicable Law, including the right to seek damages, specific performance and injunctive relief in accordance with this Agreement, upon written notice to GE Aviation, ADGTJV shall no longer be bound by Section 5.01 for a particular Power Class (but not any other Power Class) if:

(a)               GE Aviation materially and chronically defaults on delivery obligations for the Exclusive Products/Services in such Power Class and is not able within one hundred eighty (180) days to develop a plan to cure following written notice of default from ADGTJV; or

(b)               GE Aviation materially breaches its supply commitment under Section 5.02.

Section 5.05.     Termination of GE Aviation Exclusive Supply Commitment. Upon written notice to ADGTJV, GE Aviation shall no longer be bound by its exclusive supply obligations under Section 5.02 for the specific Power Class and relevant BHGE Field of Use or Power Field of Use if any one of the following occurs, as follows:

(a)               As set forth in Section 5.05(a) of Schedule 15:

(b)               As set forth in Section 5.05(b) of Schedule 15:

(c)               As set forth in Section 5.05(c) of Schedule 15.

(d)               For the JV Field of Use and all Power Classes, ADGTJV materially breaches its purchasing commitment under Section 5.01.

(e)               As set forth in Section 5.05(e) of Schedule 15.

(f)                As set forth in Section 5.05(f) of Schedule 15.

Section 5.06.     Change of Control of ADGTJV.

(a)               If one of the JV Partners acquires (directly or indirectly) any or all of ADGTJV’s interests of the other JV Partner, (A) ADGTJV would retain exclusivity in the remaining JV Partner’s Exclusive Field of Use, and (B) the exclusive supply obligations under Section 5.02 and exclusive licenses granted under ARTICLE 6 would become non-exclusive for sales into the selling JV Partner’s Exclusive Field of Use (i.e., both Aviation and the remaining JV Partner could sell into the exiting JV Partner’s Exclusive Field of Use).

(b)               If a GEA Competitor acquires (whether directly from ADGTJV or from one or more of the JV Partners) more than twenty percent (20%) of ADGTJV, GE Aviation may terminate the exclusive supply obligations under Section 5.02 and exclusive licenses granted under ARTICLE 6 would become non-exclusive for all Exclusive Fields of Use (i.e., both Aviation and the remaining JV Partner would be entitled to sell into the exiting JV Partner’s Exclusive Field of Use).

(c)               Upon the occurrence of a Change in Control of one of the JV Partners, (A) ADGTJV would retain exclusivity in the Exclusive Field of Use of the unaffected JV Partner, and (B) GE Aviation may terminate the exclusive supply obligations under Section 5.02 and exclusive licenses granted under ARTICLE 6 would become non-exclusive in the Exclusive Field of Use of the JV Partner that has had such Change in Control (i.e., both Aviation and the remaining JV Partner would be entitled to sell into the exiting JV Partner’s Exclusive Field of Use).

For the avoidance of doubt, a Change in Control shall not affect or otherwise terminate the exclusive purchase commitment of ADGTJV. Unless otherwise set forth in this Agreement, all other terms of this Agreement shall continue to apply.

ARTICLE 6

DEVELOPMENT PROGRAMS AND INTELLECTUAL PROPERTY

Section 6.01.     Development Programs.

(a)               Legacy NPIs. The Parties agree that Schedule 10 sets forth:

(i)                 the Technology Development Program Plans for the Legacy NPIs and NTIs;

(ii)              the designation of ADGTJV Foreground IP, BHGE Foreground IP, GE Power Foreground IP, GE Aviation Foreground IP and Joint Foreground IP for Legacy NPIs and NTIs; and

(iii)            the Technology Deliverables for each such Legacy NPIs and NTIs.

(b)               Engineering Programs. If at any time either of the Alliance Parties anticipate that the labor costs to ADGTJV of any Engineering Services project not already covered by a Technology Development Program Plan will exceed five million dollars ($5,000,000), notice shall be provided to the other Alliance Party and the Alliance Parties shall execute a Technology Development Program Plan that addresses ownership and license rights of Foreground IP for that project, which may deviate from the allocation of rights pursuant to Section 6.03(a)(ii). If any Engineering Services have already commenced, such Engineering Services shall stop when such limit is reached unless and until such Technology Development Program Plan is executed, unless continuation of the work is otherwise authorized in writing by the Alliance Managers. GE Aviation will provide reasonable advance notice of anticipated work stoppage. GE Aviation shall not have any liability or obligations under this Agreement resulting from such a work stoppage, including in connection with the Supply Program relating to such Engineering Services (including pursuant to Section 7.02(b)), until such Technology Development Program is executed by the Alliance Parties. Either Alliance Party may also demand a Technology Development Program Plan to be executed for projects under five million dollars ($5,000,000).

(c)                Records and Reports. Each Party shall maintain records in sufficient detail to enable one skilled in the art to understand the nature of the work and properly reflect all work done and results achieved in the performance of a Development Program (including all data in the form usually maintained by such Party). Upon reasonable request of one Party and in compliance with this Agreement, the other Parties shall provide a copy of such records to the extent reasonably necessary to demonstrate its performance of its obligations under this Agreement; provided that each Party shall maintain Confidential Information of the other Party contained in such records in confidence in accordance with the protection of Confidential Information as set forth in Section 9.08 and shall not use such records or Confidential Information except to the extent permitted by this Agreement.

(d)               In the event of a conflict between the rules for allocating ownership and/or licensing of Foreground IP, the following order of precedence shall prevail:

(i)                 a Technology Development Program Plan; and

(ii)              the terms of this Agreement.

Section 6.02.     Background IP.

(a)               GE Aviation Background Intellectual Property.

(i)                 Ownership. As between the Parties, GE Aviation shall own and control all GE Aviation Background IP.

(ii)              License of GE Aviation Background IP to ADGTJV.

(A)             Subject to the terms and conditions of this Agreement and as part of the consideration of this Agreement (with no other payment due), GE Aviation hereby grants to ADGTJV and the JV Partners a perpetual, irrevocable, worldwide, sublicensable (solely in accordance with Section 6.02(a)(ii)(D)) right and license under the GE Aviation Background IP solely as necessary for ADGTJV and the JV Partners to (x) sell, package and maintain, and provide services (other than repair services) for, LM Products sold by GE Aviation to ADGTJV and the JV Partners, respectively, hereunder and using GE Aviation Background IP and (y) sell and perform repairs for such LM Products to the extent ADGTJV or such JV Partner is authorized to do the same in accordance with Section 7.09 and Section 7.10.

(B)              Such license shall be effective as of December 1, 2018 and shall be exclusive in the JV Field of Use on and after such date for the duration and extent of ADGTJV’s exclusivity under ARTICLE 5, except as follows:

(1)               if ADGTJV’s purchase commitment obligations pursuant to ARTICLE 5 expire with respect to a specific Power Class, then the license rights granted pursuant to this Section 6.02(a) shall thereafter become non-exclusive with respect to such Power Class; and

(2)               where GE Aviation is permitted to pursues a new engine opportunity pursuant to Section 5.03(b)(i), then the license rights granted pursuant to this Section 6.02(a) that cover such new engine and associated components thereof shall thereafter become non-exclusive.

For the avoidance of doubt, from December 1, 2018 until the Effective Date, such license shall be solely in the BHGE Field of Use as to BHGE and solely in the Power Field of Use as to GE Power.

(C)              Following expiration or termination of this entire Agreement, the license rights granted pursuant to this Section 6.02(a) shall survive as to products already sold during the Term, but shall otherwise cease such that GE Aviation will be free to exploit GE Aviation Background IP in any and all Power Classes and fields of use.

(D)             ADGTJV and the JV Partners shall also have the right to sublicense the foregoing license rights to third party vendors, solely as strictly necessary to have-made packaging products and industrialized parts, and for installation, maintenance and repair services (in the case of industrialized parts and repair services, to the extent ADGTJV is permitted to use third party vendors for such parts and repairs under Section 7.09 or Section 7.10), and in each case solely in accordance with the scope of the license grant from GE Aviation pursuant to this Section 6.02(a), and subject to the purchase commitment obligations in ARTICLE 5; provided that, ADGTJV and each of the JV Partners shall remain liable (jointly and severally) to GE Aviation for any breach of the license conditions by such third party vendors. Notwithstanding the foregoing, if such liability is solely attributable to one of the JV Partners or its third party vendors, then such JV Partner shall be solely liable.

(E)              Notwithstanding any of the foregoing license grants, GE Aviation shall retain the right to use GE Aviation Background IP to fulfill its existing obligations between GE Aviation (including its Affiliate, GE Avio S.r.l.) and ADGTJV or any JV Partner pursuant to any agreements existing as of the Signing Date.

(b)               JV Partner Background IP.

(i)               Ownership. As between the Parties, the applicable JV Partner shall own and control its JV Partner Background IP. “BHGE Background IP” and “GE Power Background IP” identified on Schedule 10 shall be deemed JV Partner Background IP of the respective JV Partner for the purposes of this Agreement.

(ii)              License of JV Partner Background IP to GE Aviation.

(A)             Subject to the terms and conditions of this Agreement, each of the JV Partners, on behalf of themselves and their Affiliates, hereby grants to GE Aviation and its Affiliates an irrevocable, worldwide, exclusive (in accordance with this Section) right and license under the JV Partner Background IP solely as necessary for GE Aviation and its Affiliates to:

(1)               sell, package, maintain and provide services and repairs for products that use JV Partner Background IP in the Licensed Aviation Field of Use and

(2)               sell, package, maintain and provide aero-derivative products and services that use both (a) hardware supplied by ADGTJV or a JV Partner under a supply agreement and (b) JV Partner Background IP in the Marine Field of Use.

(B)              Such licenses shall be exclusive in the Licensed Aviation Field of Use and Marine Field of Use, respectively, for the duration and extent of GE Aviation’s supply commitment obligations under ARTICLE 5. If GE Aviation’s supply commitment obligations pursuant to ARTICLE 5 terminates with respect to a specific Power Class, then the license rights granted pursuant to this Section 6.02(b) shall thereafter become non-exclusive as to that Power Class in the Licensed Aviation Field of Use and the Marine Field of Use. Following termination of this Agreement, the license rights granted pursuant to this Section 6.02(b) shall survive as to products already sold during the Term, but shall otherwise cease such that ADGTJV and the JV Partners shall be free to exploit JV Partner Background IP in any and all Power Classes and fields of use.

(C)              GE Aviation shall have the right to sublicense the foregoing license rights under this Section 6.02(b) to third party vendors, solely as strictly necessary to have-made packaging products (but not parts) and installation and maintenance services, and solely in accordance with the scope of the license grant from ADGTJV pursuant to this Section 6.02(b) and subject to the supply commitment obligations in ARTICLE 5; provided that, GE and GE Aviation shall remain liable (jointly and severally) to the JV Partners for any breach of the license conditions by such third party vendors.

(c)               Cooperation with respect to Designated Agreements. GE Aviation, BHGE and GE Power will work together in good faith to obtain amendments to the licenses set forth in the Designated Agreements as necessary to allow GE Aviation to fulfill its supply commitments and other obligations hereunder and so that the licenses granted under this Agreement, and the ability of ADGTJV to operate its business, are not limited by the scope of the licenses set forth in the Designated Agreements. In the event such amendments are not obtained and, as a result thereof, GE Aviation is not able to supply LM Products and Spare Parts hereunder, GE Aviation shall not incur any liquidated damages under Section 7.02(b). For avoidance of doubt, nothing herein shall be construed as an admission that any of the rights subject to the Designated Agreements are used in or necessary for any supply or licensing obligations under this Agreement.

Section 6.03.     Foreground IP.

(a)               Identification of Owners.

(i)                 With respect to the Legacy NPIs and NTIs, Foreground IP is assigned to the Parties as designated in Schedule 10. The Parties and the respective Affiliates of the foregoing hereby assign to one another any and all right, title and interest in and to such Foreground IP in accordance with such designation.

(ii)              Subject to Section 6.01(b) and unless otherwise specified in a Technology Development Program Plan (including, for the avoidance of doubt, any Technology Development Program Plan set forth on Schedule 10), or as otherwise agreed in writing, Foreground IP shall be assigned as follows:

(A)             all Foreground IP that incorporates GE Aviation Confidential Information, is a derivative work (it being understood under that such term as used hereunder has the meaning ascribed to it under U.S. copyright law) of GE Aviation Background IP that constitutes a work of authorship, or is a modification of, or improvement of any GE Aviation Background IP shall be owned by GE Aviation (“GE Aviation Foreground IP”);

(B)              all Foreground IP that is the result of a joint collaboration between GE Aviation, on the one hand, and ADGTJV and/or a JV Partner, on the other hand, shall be jointly owned by the Alliance Parties (“Joint Foreground IP”); and

(C)              all Foreground IP that is neither GE Aviation Foreground IP nor Joint Foreground IP shall be owned by ADGTJV (“ADGTJV Foreground IP”).

(b)               GE Aviation Foreground IP.

(i)                 Ownership. As between the Parties, GE Aviation shall own and control all GE Aviation Foreground IP. ADGTJV, the JV Partners and the respective Affiliates of the foregoing hereby assign to GE Aviation any and all right, title and interest in and to the GE Aviation Foreground IP.

(ii)              License of GE Aviation Foreground IP to ADGTJV. Subject to the terms and conditions of this Agreement, as part of the consideration of this Agreement (with no other payment due), GE Aviation hereby grants to ADGTJV and the JV Partners an irrevocable, worldwide, sublicensable (solely in accordance with Section 6.03(b)(iii) below) right and license under the GE Aviation Foreground IP solely as necessary to make, have made, use, sell, package, maintain and provide LM Products, services and repairs using GE Aviation Foreground IP, subject, in each case, to: (A) the license restrictions regarding GE Aviation Background IP (including the Technology transfer) set forth in Section 6.02 (to the extent any such GE Aviation Background IP is implicated in the use of such GE Aviation Foreground IP under this Section 6.03(b)(ii)), and (B) any purchase commitment obligations imposed on ADGTJV and/or the JV Partners pursuant to ARTICLE 5. Such license grant shall (x) be perpetual and exclusive as to ADGTJV and the JV Partners for the JV Field of Use, (y) be non-exclusive outside of the JV Field of Use, and (z) in all cases shall exclude the Marine Field of Use and the Licensed Aviation Field of Use.

(iii)            Sublicensing. ADGTJV and the JV Partners shall also have the right to sublicense the foregoing license rights to third party vendors, solely as strictly necessary to have-made packaging products and industrialized parts, and for installation, maintenance and repair services (in the case of industrialized parts and repair services, to the extent ADGTJV is permitted to use third party vendors for such parts and repairs under Section 7.09 or Section 7.10), and in each case solely in accordance with the scope of the license grant from GE Aviation pursuant to this Section 6.03(b), and subject to the purchase commitment obligations in ARTICLE 5; provided that, ADGTJV and each of the JV Partners shall remain liable (jointly and severally) to GE Aviation for any breach of the license conditions by such third party vendors. Notwithstanding the foregoing, if such liability is solely attributable to one of the JV Partners or its third party vendors, then such JV Partner shall be solely liable.

(iv)             GE Aviation Not Restricted in Non-Exclusive Fields. For the avoidance of doubt, GE Aviation shall be entitled to freely exploit the GE Aviation Foreground IP in all non-exclusive fields of use; provided, however, that GE Aviation shall ensure appropriate contractual limitations are in place with respect to any such license to ensure encroachment into the fields of use for which exclusivity has been granted under the GE Aviation Foreground IP would clearly be in violation of such license rights.

(c)               ADGTJV Foreground IP.

(i)                 Ownership. As between the Parties, ADGTJV or a JV Partner shall own all ADGTJV Foreground IP, as agreed between the JV Partners. GE Aviation and its Affiliates hereby assign to ADGTJV and/or a JV Partner any and all right, title and interest in and to the ADGTJV Foreground IP.

(ii)              Exclusive License of ADGTJV Foreground IP to GE Aviation.

(A)             Subject to the terms and conditions of this Agreement and as part of the consideration of this Agreement (with no other payment due), ADGTJV and each of the JV Partners, as applicable, on behalf of themselves and their Affiliates, hereby grants to GE Aviation and its Affiliates an exclusive, worldwide right and license under the ADGTJV Foreground IP solely as necessary for GE Aviation and its Affiliates to (i) sell, package, maintain and provide services and repairs for products that use ADGTJV Foreground IP in the Licensed Aviation Field of Use and (ii) sell, package, maintain and provide aero-derivative products and services that use both (a) hardware supplied by ADGTJV or a JV Partner under a supply agreement and (b) ADGTJV Foreground IP in the Marine Field of Use. Such licenses shall be exclusive in the Licensed Aviation Field of Use and Marine Field of Use, respectively, for the duration and extent of GE Aviation’s supply commitment obligations under ARTICLE 5. If GE Aviation’s supply commitment obligations pursuant to ARTICLE 5 terminates with respect to a specific Power Class, then the license rights granted pursuant to this Section 6.03(c) shall thereafter become non-exclusive with respect to such Power Class. Following termination of this Agreement, the license rights granted pursuant to this Section 6.03(c) shall survive as to services, repairs, products or other LM Products and Spare Parts already sold during the Term, but shall otherwise cease such that ADGTJV and the JV Partners shall be free to exploit ADGTJV Foreground IP in any and all Power Classes or the Licensed Aviation Field of Use or the Marine Field of Use.

(B)              GE Aviation shall have the right to sublicense the foregoing license rights under this Section 6.03(c) to third party vendors, solely as strictly necessary to have-made packaging products (but not parts) and installation and maintenance services, and solely in accordance with the scope of the license grant from ADGTJV pursuant to this Section 6.03(c) and subject to the supply commitment obligations in ARTICLE 5; provided that, GE and GE Aviation shall remain liable (jointly and severally) to ADGTJV for any breach of the license conditions by such third party vendors.

(d)               Joint Foreground IP.

(i)               Ownership. The Alliance Parties shall jointly own an equal and undivided interest in all Joint Foreground IP. Any obligations of an Alliance Party to provide access to any Technology or Technology transfer to another Alliance Party shall be set forth in an applicable Technology Development Program Plan. Each Party that is a party to a Technology Development Program Plan hereby assigns to the applicable Alliance Parties a joint, equal and undivided interest in all right, title and interest in and to the Joint Foreground IP, subject to the licenses granted in this Section 6.03(d).

(ii)              Exclusive License to ADGTJV. Subject to the terms and conditions of this Agreement, GE Aviation hereby grants ADGTJV and the JV Partners a perpetual, worldwide, exclusive, sublicensable right and license to use, practice, improve, modify and make derivative works of the Joint Foreground IP in the JV Field of Use. For the avoidance of doubt, the Parties agree that the foregoing license does not convey any rights to the GE Aviation Background IP or GE Aviation Foreground IP.

(iii)             Exclusive License to GE Aviation. Subject to the terms and conditions of this Agreement, ADGTJV and the JV Partners hereby grant to GE Aviation and its Affiliates a perpetual, worldwide, exclusive, sublicensable right and license to use, practice, improve, modify and make derivative works of the Joint Foreground IP in the Licensed Aviation Field of Use and the Marine Field of Use. For the avoidance of doubt, the Parties agree that the foregoing license does not convey any rights to the JV Partner Background IP, JV Partner Foreground IP, or ADGTJV Foreground IP.

(iv)             Acknowledgment of Rights of Other Alliance Party to Joint Foreground IP. Subject to the exclusive licenses granted under Section 6.03(d), each of the Alliance Parties acknowledges and agrees that the other Alliance Party will be free to fully use, practice, improve, modify and make derivative works of the Joint Foreground IP to the same extent as the other Alliance Party, without requiring any approval of (including any approval to license), or any notification, reporting, accounting or payment to, such Alliance Party; so long as such Alliance Party does not inhibit, conflict or interfere, in any way, with the other Alliance Party’s right to freely use and exploit such Joint Foreground IP as joint owner. Each of the Alliance Parties acknowledges and agrees that the Joint Foreground IP (other than any patents or published patent applications) shall be deemed to be Confidential Information of both Alliance Parties, which shall be treated in accordance with Section 9.08 and subject to the same exceptions in Section 9.08.

(v)               Prosecution and Maintenance of Patents Included in Joint Foreground IP. The cost of obtaining and maintaining any patents or patent applications included in the Joint Foreground IP shall be shared equally by the Parties. The Parties shall make the initial decision on whether to seek patent protection on Joint Foreground IP. Either Party, at any time, shall have the right to decline to participate in the cost of obtaining or maintaining any patent on Joint Foreground IP, and in such event, the nonpaying Party shall assign, subject to the licenses and rights granted in this Agreement, its ownership interest in such patent to the Party paying the cost of obtaining or maintaining such patent; provided, however, the non-paying Party shall have a license to practice the inventions under any such patent to use and practice such patent (a) in the case of ADGTJV as the non-paying Party, the JV Field of Use and (b) in the case of GE Aviation as the non-paying Party, the Licensed Aviation Field of Use and Marine Field of Use.

(e)               JV Partner Foreground IP.

(i)               Ownership. As between the Parties, the applicable JV Partner shall own and control its JV Partner Foreground IP.

(ii)              Exclusive License of JV Partner Foreground IP to GE Aviation.

(A)             Subject to the terms and conditions of this Agreement and as part of the consideration of this Agreement (with no other payment due), each JV Partner, on behalf of itself and its Affiliates, hereby grants to GE Aviation and its Affiliates an exclusive, worldwide right and license under its applicable JV Partner Foreground IP solely as necessary for GE Aviation and its Affiliates to (i) sell, package, maintain and provide services and repairs for products that use such JV Partner Foreground IP in the Licensed Aviation Field of Use and (ii) sell, package, maintain and provide aero-derivative products and services that use both (a) hardware supplied by ADGTJV or such JV Partner under a supply agreement and (b) such JV Partner Foreground IP in the Marine Field of Use. Such licenses shall be exclusive in the Licensed Aviation Field of Use and Marine Field of Use, respectively, for the duration and extent of GE Aviation’s supply commitment obligations under ARTICLE 5. If GE Aviation’s supply commitment obligations pursuant to ARTICLE 5 terminates with respect to a specific Power Class, then the license rights granted pursuant to this Section 6.03(e) (ii) shall thereafter become non-exclusive with respect to such Power Class. Following termination of this Agreement, the license rights granted pursuant to this Section 6.03(e) (ii) shall survive as to services, repairs, products or other LM Products and Spare Parts already sold during the Term, but shall otherwise cease such that ADGTJV and the JV Partners, as applicable, shall be free to exploit such JV Partner Foreground IP in any and all Power Classes or the Licensed Aviation Field of Use or the Marine Field of Use.

(iii)            GE Aviation shall have the right to sublicense the foregoing license rights under this Section 6.03(e) (ii) to third party vendors, solely as strictly necessary to have-made packaging products (but not parts) and installation and maintenance services, and solely in accordance with the scope of the license grant from the applicable JV Partner pursuant to this Section 6.03(e) (ii) and subject to the supply commitment obligations in ARTICLE 5; provided that, GE and GE Aviation shall remain liable (jointly and severally) to the applicable JV Partner for any breach of the license conditions by such third party vendors.

(f)               Enforcement of Foreground IP. With respect to the exclusive license rights granted pursuant to this ARTICLE 6 above to Foreground IP, the applicable exclusive licensee thereunder shall have the full right (but not the obligation) to enforce the applicable Foreground IP in their respective exclusive field of use, for the periods in which such licenses are exclusive. The other applicable Parties shall reasonably cooperate in such enforcement, including by being a party to any such enforcement action if required to fully enforce any rights in such Foreground IP. The enforcing parties shall mutually agree on the division of any applicable fees and costs associated with any such enforcement, as well as any settlement proceeds or judicial awards arising from any such enforcement.

Section 6.04.     Technology Deliverables.

(a)               For each of the LM Product Lines, GE Aviation shall provide the Technology Deliverables set forth in Schedule 13 to ADGTJV.

(b)               Except as set forth on Schedule 13 or as otherwise expressly agreed by the Parties in writing and subject to Section 6.04(a), GE Aviation shall not be obligated to provide the following:

(i)                 drawings, material specifications, and manufacturing specifications relating to GE Aviation Background IP or GE Aviation Foreground IP;

(ii)              drawings of parts common to GE Aviation flight engines and Legacy LM Product Lines (excluding new product introductions), which is GE Aviation Background IP;

(iii)            material curves, Design Practices, Design Record Books, mathematical/software models; or

(iv)             any other GE Aviation Background IP (or Technology transfer in connection therewith) unless strictly necessary to employees of ADGTJV or the JV Partners on a need-to-know basis for (a) use and integration of hardware supplied by GE Aviation with hardware or packaging of ADGTJV or the JV Partners, unless separately licensed on a case-by-case or LM Product Line-specific basis, or (b) use by RSP personnel (e.g., as needed for the LM9000).

(c)               All Technology Deliverables set forth on Schedule 13 shall be considered Confidential Information of GE Aviation, subject to Section 9.08, and GE Aviation Background IP.

(d)               To the extent required in light of Section 3.03(c)(iv) of Schedule 15 and GE Aviation’s responsibilities thereunder, ADGTJV will continue to maintain all GE Aviation content provided under Schedule 13 (“GE Aviation Supplied Content”) for the ICD, cycle decks, IDM, IRM, IRD, RD, Departure Records, Service Bulletins, Operation Manuals, IPB, drawings, bill of materials, CID, RSS SPM, ESM and other documents provided thereunder (“ADGTJV Technical Documents”), as ADGTJV does as of the Effective Date. ADGTJV will provide GE Aviation with all ADGTJV Technical Documents. Other than GE Aviation Supplied Content and GE Aviation Background IP, ADGTJV Technical Documents shall be considered ADGTJV Confidential and JV Partner Background IP. ADGTJV Technical Documents shall be considered Confidential Information of ADGTJV, subject to Section 9.08, and licensed to GE Aviation and its Affiliates in the Licensed Aviation Field of Use and Marine Field of Use.

(e)               In the event that GE Aviation agrees to provide any employees of ADGTJV or JV Partner’s access to GE Aviation drawings, specifications (as called out on the drawing), and CIDs, on a need-to-know, case-by-case basis, in a manner approved by GE Aviation, such as using GE Aviation computers, ADGTJV shall cause all users of the foregoing to execute an acknowledgement letter substantially similar to Schedule 4 (the “End User Confidentiality Acknowledgement”). Notwithstanding the foregoing, the Parties acknowledge and agree that (i) the End User Confidentiality Acknowledgment is between (A) the employee of ADGTJV or the applicable JV Partner on the one hand and (B) GE Aviation on the other hand and (ii) nothing in the End User Confidentiality Acknowledgment is intended to expand or diminish any obligation or liability of ADGTJV or the JV Partners under this Agreement.

(f)                Each Party’s Confidential Information contained in Technology Deliverables shall remain the property and Confidential Information of such Party, used solely to further the purposes and rights of this Agreement, and treated according to the Confidentiality provisions of Section 9.08 provided that, ADGTJV may use or furnish to the JV Partners and the JV Partners may furnish to their customers, packagers, and suppliers such Technology Deliverables set forth under Section 6.04(a) only as set forth on Schedule 13 and necessary to effect any contract (including purchase orders) under which there is to be performed by ADGTJV or the JV Partners, or by others, routine installation, operation, or maintenance of LM Products supplied to ADGTJV under this Agreement and GE Aviation is granted third party beneficiary rights under such contract to enforce such limitations.

Section 6.05.    Access to Engineering Tools.

(a)               Software as a Service Deployment of Engineering Licensed Tools to ADGTJV. Subject to the terms and conditions of this Agreement, the Engineering Licensed Tools shall be made available for a term beginning on the Signing Date and ending ten (10) years thereafter to ADGTJV and the JV Partners in a “Software as a Service” model, by means at GE Aviation’s sole discretion. For example, GE Aviation may grant ADGTJV personnel limited access through a virtual desktop infrastructure (“VDI”) environment to the Engineering Licensed Tools.

(b)               Use License. Subject to the terms and conditions of this Agreement, GE Aviation (with respect to the Engineering Tools listed as “GE Aviation Engineering Tools” on Schedule 11) and GE Power (with respect to the Engineering Tools listed as “GE Power Engineering Tools” on Schedule 11) hereby grant to ADGTJV and the JV Partners for a term beginning on the Signing Date and ending ten (10) years thereafter (the “Tools Term”) a worldwide, non-transferable, non-sublicensable right and license, solely for the Engineering Tools Purpose and as necessary for ADGTJV and the JV Partners to both (i) use the Engineering Tools Services and (ii) use the Licensed Materials in connection with the Engineering Licensed Tools. Only those Engineering Licensed Tools as specifically identified in Schedule 11, including any Natural Extensions, shall be included in such license, except as specifically provided otherwise in this Section 6.05. At all times during the Tools Term, ADGTJV and the JV Partners shall be provided access to the Engineering Licensed Tools in accordance with Schedule 11 (it being understood that ADGTJV and the JV Partners shall be provided with (A) no less than the levels of content specified by Schedule 11 as it existed as of the Signing Date, (B) no less than the functionality as it existed as of the Signing Date, and (C) quality of access (e.g., up time, permissions, similar document format) which quality of access shall in no event be lesser in quality than enjoyed by either JV Partner as of the Signing Date). For the avoidance of doubt, ADGTJV and the JV Partners shall not be provided access to (x) any items expressly excluded on Schedule 11 and Schedule 13 (although to the extent there is any conflict between, on the one hand, any of the terms of Schedule 10, Part A of Schedule 11 and/or Schedule 13, and, on the other hand, Part B of Schedule 11, the applicable terms of Schedule 10, Part A of Schedule 11 and/or Schedule 13 shall prevail) and (y) any other engineering design tools or engineering process tool’s data and datasets that are not set forth on Schedule 10, Schedule 11 and/or Schedule 13.

(c)               Engineering Tools Services and License Limitations.

(i)               The licenses granted are solely for ADGTJV’s and the JV Partner’s use as provided under this Agreement. ADGTJV and the JV Partners shall comply with the standards, protocols and policies for cybersecurity, data protection, and data security implemented by GE Aviation for its own business that have been provided prior to the Signing Date to ADGTJV or both of the JV

Partners (the “Existing Policies”) and any modifications thereto or any additional standards, protocols and policies for cybersecurity, data protection, and data security, in each case implemented by GE Aviation for its own business that have been or are provided to ADGTJV or both of the JV Partners from time to time with notice in accordance with Section 9.02 (the “Modifications” and collectively with the Existing Policies, the “Policies”). ADGTJV and the JV Partners shall use reasonable efforts to implement the Policies as soon as practicable, and within a reasonable period of time (of not more than ninety (90) days following the Signing Date with respect to the Existing Policies, and sixty (60) days following delivery of any Modifications to ADGTJV or both JV Partners with respect to such Modifications). All such use by ADGTJV and the JV Partners shall be in strict accordance with the Policies and solely in connection with the design, development, manufacture, use, sale, packaging, maintenance, servicing and repair of ADGTJV’s own products and services, and each JV Partner’s own products and services, for application other than in the Licensed Aviation Field of Use or Marine Field of Use (the “Engineering Tools Purpose”). For the avoidance of doubt, such license grants specifically exclude providing access to such Engineering Licensed Tools by unauthorized third parties via commercial time-sharing, renting, and service bureau services.

(ii)              The Parties agree to the rights and obligations set forth in Section 6.05(c)(ii) of Schedule 15.

(iii)            ADGTJV shall not attempt to derive, decrypt, extract, or otherwise reverse engineer the Source Data for any Engineering Licensed Tools.

(d)               Excluded Materials. All source code and source materials are excluded from the Engineering Tools Services. Unless expressly set forth in Schedule 11 or specifically provided in this Section 6.05, all other Engineering Tools Content is excluded from the Engineering Tools Services.

(e)               Responsibilities of ADGTJV.

(i)                 To ensure proper functioning and access to the Engineering Tools Services, ADGTJV shall be responsible for maintaining a compatible connection to the GE Aviation VDI environment.

(ii)              ADGTJV shall secure necessary third party licenses and compatible hardware (“Third Party Materials”) as recommended by GE Aviation to run the Engineering Licensed Tools. The cost of such Third Party Materials shall be borne exclusively by ADGTJV.

(f)                Tools Maintenance. GE Aviation reserves the right to modify, temporarily or permanently, the Engineering Tools Services (or parts thereof) provided such modification does not materially diminish the functionality of the Engineering Tools Services as of the Signing Date.

(i)                 Help Desk Support. GE Aviation shall provide help-desk support at levels consistent with the levels of service GE Aviation provides to ADGTJV immediately prior to the Signing Date. Such support shall be limited to “break-fix” and are generally limited to working hours (8-5, EST) consistent with support provided to GE Aviation’s internal customers.

(ii)              Tools Sustainment and Natural Extensions.

(A)             GE Aviation shall continue to develop and augment the Engineering Licensed Tools consistent with GE Aviation’s own internal needs and functionality and in line with current anticipated usage. As used herein, “Natural Extensions” shall refer to such developments and augmentations but shall not include substantial improvements to any Engineering Licensed Tool that materially change the functionality thereof or require substantial changes in the compatibility thereof.

(B)              GE Aviation reserves the right to discontinue, or “sunset” the support of certain Engineering Licensed Tools. In the event of the sunset of a specific Engineering Licensed Tool utilized by ADGTJV under this Section 6.05, GE Aviation reserves the right at GE Aviation’s reasonable discretion, to do the following: (a) whenever possible, offer a replacement tool with substantially the same or similar functionality as the sunset Engineering Licensed Tool, or (b) if option (a) is not applicable, offer a licensed copy of the sunset Engineering Licensed Tool, including Source Data, along with reasonable training on how to support the Engineering Licensed Tool moving forward, or (c) with ADGTJV’s agreement, remove the tool from the Engineering Licensed Tools. GE Aviation shall provide timely information to ADGTJV with as much prior notice as possible, when it decides to sunset an Engineering Licensed Tool.

(g)               Licensed Materials. GE Aviation shall provide reasonable advance notice to ADGTJV of any material changes to the content of any of the Licensed Materials. If ADGTJV identifies any material information that is no longer available in any changed Licensed Materials that it desires to access within a reasonable period of within the applicable change is made, ADGTJV may reasonably request such content from GE Aviation, and GE Aviation shall provide ADGTJV, with such content.

(h)               No Additional Fees and Term. GE Aviation shall provide the Engineering Tools Services to ADGTJV for a term beginning on the Effective Date and ending ten (10) years from the Effective Date for no additional fees in consideration for the rights granted to GE Aviation pursuant to this Agreement. The Parties acknowledge and agree that GE Aviation shall incur substantial costs (which are estimated in Schedule 12) as well as requiring the dedication of resources and Intellectual Property to ADGTJV. Such costs incurred form “goodwill” and value as part of this Agreement.

(i)                 Warranties and Indemnities.

(i)                 Except for the Engineering Licensed Tools maintenance offered in Section 6.05(f), GE Aviation disclaims any warranties or guarantees related to the Engineering Tools Services.

(ii)              Without limiting any of GE Aviation’s indemnity obligations under this Agreement, GE Aviation shall not be responsible for the use of any Engineering Tools Services as it relates to ADGTJV’s products, designs, quality, reliability, fitness for use, or product development.

(iii)            Except to the extent GE Aviation is obligated under Section 6.05(j), Section 6.05(m), or Section 6.18 to indemnify, defend or hold harmless ADGTJV or BHGE (or would have had such obligation under Section 6.05(m) for a third party claim alleging that the Engineering Licensed Tools or Engineering Tools Services infringed any third party Intellectual Property if Section 6.05(m) applied to infringement of Intellectual Property other than patents), each of ADGTJV and BHGE shall fully but severally (and not jointly and severally) indemnify and hold harmless GE Aviation and its Affiliates and their respective directors, officers, and employees (collectively, the “GEA Indemnitees”) from and against any and all losses, damages, liabilities, costs and expenses (collectively, “Liabilities”) arising out of any third party claim based on ADGTJV’s or BHGE’s, or their directors’, officers’, and employees’ (“Tools Users”), respectively, own use of the Engineering Tools Services in connection with its products or as licensed under this Section 6.05; provided that, ADGTJV’s or BHGE’s indemnification obligations in accordance with the foregoing as to the Engineering Tools Services, as applicable, shall apply only to the extent that the GEA Indemnitees have not caused such Liabilities either as a result of any GEA Indemnitee’s (x) breach of this Agreement or (y) gross negligence or willful misconduct (it being understood that, in such circumstances where the GEA Indemnitees, on the one hand, and Tools Users, as applicable, on the other hand, have contributed to causing such Liabilities, responsibility for such Liabilities shall be apportioned between GE Aviation and ADGTJV or BHGE, as applicable, based on their relative contribution to causing such Liabilities).

(iv)             ADGTJV and each of the JV Partners warrant and agree that they shall comply with the Policies.

(j)                 Security and Audit Rights.

(i)                 GE Aviation reserves the right to implement security and access management controls on the Engineering Tools Services implemented by GE Aviation for its own business, including on the VDI environment, such as data loss prevention tools and monitoring. ADGTJV and the JV Partners acknowledge and agree that they shall comply with all such security controls placed on the Engineering Tools Services, even if such security controls limit or restrict the usability or responsiveness of the Engineering Tools Services.

(ii)              Notwithstanding the audit process set forth in Section 7.07(d)(ii), GE Aviation shall have the right to monitor and audit, as necessary, ADGTJV’s and each JV Partner’s compliance with the terms of this Section 6.05(j), either by itself or by a designated third party auditor in compliance with applicable laws, and cause ADGTJV and the JV Partners to correct any non-compliance. ADGTJV and the JV Partners shall secure GE Aviation the right, subject to local law, to transfer any personal data related to their use of the Engineering Tools Services to the United States and guarantees GE Aviation’s continued access to personal information of their employees to the extent strictly necessary to monitor and audit their compliance. GE Aviation shall fully indemnify and hold harmless ADGTJV and BHGE and their respective directors, officer, employees and agents (collectively, the “ADGTJV Indemnitees”) from and against any and all Liabilities arising out of GE Aviation’s violation of applicable privacy laws in the performance of the monitoring and audit activities set forth herein.

(k)               Termination of the Engineering Tools License for Breach. Any use of the Engineering Tools Services materially beyond the licensed scope set forth in this Section 6.05, materially exceeding the number of Authorized Users, or any attempts to improperly extract the Source Data from any of the Engineering Licensed Tools shall constitute a breach of this Section 6.05. If such breach is not cured within thirty (30) days thereafter, GE Aviation may terminate the license and rights granted in this Section 6.05. In the event of (i) any third party attack or intrusion of GE Aviation’s or GE Power’s computer systems or any VDI made available hereunder, or (ii) any provision by or on behalf of ADGTJV or any JV Partner (including any Tools User) of the Engineering Licensed Tools or the Engineering Licensed Services to or for the benefit of a third party in violation of this Agreement, that, in each case, would likely result in irreparable harm to GE Aviation (each of (i) and (ii), a “Security Incident”), then GE Aviation may suspend access to the Engineering Licensed Tools and Engineering Licensed Services as reasonably necessary to protect GE Aviation in the same manner that GE Aviation would suspend such access for its own business. Once the Security Incident has been resolved, GE Aviation, ADGTJV, and the JV Partners shall restore such access as promptly as practicable. For the avoidance of doubt, GE Aviation, ADGTJV and the JV Partners will work together to mitigate the effects of the Security Incident and resulting suspension on all such parties, including by escalation to the appropriate individuals at each such Party.

(l)                 Termination for Change in Control. If there is (x) a License JV Partner Change in Control or (y) License ADGTJV Change in Control, then GE Aviation shall have the option to (1) terminate this Section 6.05 as to the JV Partners or ADGTJV, as the case may be, promptly upon becoming aware of such applicable License JV Partner Change in Control or License ADGTJV Change in Control; provided that, in the event GE Aviation elects to terminate the license to the Engineering Licensed Tools under this Section 6.05(l), GE Aviation shall offer in its discretion the applicable successor to the terminated Party either (A) a license to the Engineering Licensed Tools on terms at least as restrictive as those set forth in this Section 6.05 at an annual cost of eighteen million U.S. dollars ($18,000,000), or (B) Engineering Services at GE Aviation’s standard rates in connection with the completion of work under any then-existing Technology Development Program Plans plus nine million U.S. dollars ($9,000,000) per year which services shall continue until the end of the original ten (10) year term.

(m)             Patent Indemnification Obligation. GE Aviation shall indemnify, defend and hold harmless the ADGTJV Indemnitees from and against any and all Liabilities incurred by the ADGTJV Indemnitees arising from a third party claim alleging that the Engineering Licensed Tools or Engineering Tools Services infringe any third party patent. ADGTJV will promptly notify GE Aviation in writing of such claims and give GE Aviation full authority, information and assistance for the defense and resolution of such claims. Without limiting GE Aviation’s obligations under Section 6.18, the obligations recited in this Section 6.05(m) constitute the sole and exclusive liability of GE Aviation for actual or alleged Intellectual Property infringement with respect to the Engineering Licensed Tools or Engineering Tools Services.

(n)               Residual Uses.

(i)                 Notwithstanding anything in this Agreement to the contrary, except as expressly set forth in Section 6.05(n)(ii), but without limiting Section 5.01, the following limited rights in relation to the Engineering Tools shall survive, in perpetuity, any expiration or earlier termination of the license set forth in Section 6.05(b) or this Agreement (it being understood that, subject to Section 6.05(m), such rights are provided “as is” without any warranty or indemnity from GE Aviation):

(A)             ADGTJV and BHGE, respectively, shall be free in perpetuity to use for any purpose that would have been permitted under Section 6.05(b) through Section 6.05(e) or Section 6.05(j), as applicable, during the Tools Term: (A) any and all output (including products, repairs, parts, designs, drawings, specifications, schematics and other documentation) created by or on behalf of ADGTJV or BHGE, respectively, during the Tools Term using the Engineering Tools as permitted under such Sections (each, an “Output”), and (B) Residuals resulting from access to or work with the Engineering Tools as permitted under such Sections during the Tools Term; provided that, except as expressly set forth in Section 6.05(n)(ii), this Section 6.05(n) does not convey any patent rights (it being understood that, notwithstanding anything herein to the contrary, nothing in this Section 6.05 limits or otherwise diminishes any license rights granted under Section 6.02 or Section 6.03 to ADGTJV or BHGE or under the A&R Cross License Agreement, subject to the Umbrella Agreement). The term “Residuals” means information in an intangible form, such as general knowledge, ideas, concepts, know-how, professional skills, work experience or techniques (but not specific implementations) that is retained in the unaided memories of persons who have had authorized access to the Engineering Tools pursuant to the terms of this Agreement. A person’s memory is unaided if the person has not knowingly memorized the information or reduced it to a tangible form for the purpose of retaining and subsequently using or disclosing the information. For clarity, neither ADGTJV nor BHGE will be obligated to limit or restrict the assignment of such persons or pay royalties for any work resulting from the use of Residuals in accordance with the foregoing (on account of such use).

(B)              To the extent that any information or materials accessible through the Engineering Tools Services during the Tools Term (e.g., a library of GE Aviation-created drawings and schematics) are reasonably necessary for the continued maintenance, repair or servicing of applicable products by or on behalf of ADGTJV or BHGE after the Tools Term at the same level of quality as during the Tools Term, the parties shall work together in good faith to find a mutually acceptable means for ADGTJV and BHGE to continue having access to such information and materials.

(ii)                 Notwithstanding anything herein to the contrary, if an Authorized User creates any Output for ADGTJV’s or BHGE’s (or its Affiliates’) components, products or services (“Covered Items”), GE Aviation hereby agrees not to directly or indirectly commence any proceeding or assert any claim of patent infringement against ADGTJV and/or BHGE (or any of its Affiliates), or any of their respective customers, suppliers, vendors or other contractors, based on the design, development, manufacture, use, sale, offer for sale, import, export, packaging, maintenance, servicing or repair, in each case solely with respect to such Covered Items to the extent that the use of the Engineering Tools induces or is the proximate cause of such infringement and is outside of the Licensed Aviation Field of Use and the Marine Field of Use. If GE Aviation transfers any patent rights subject to the foregoing to any third party, such patents rights shall subject to the foregoing, and any transfer of such patent rights in violation of the foregoing shall be null and void ab initio.

(iii)   If BHGE determines in good faith that it desires a non-exclusive, royalty-bearing license to any patent right relating to a BHGE product and during the Term sends GE Aviation written notice of such request providing a brief description of the basis on which such party reasonably believes such patent right would be used by BHGE, GE Aviation shall consider such request and meet and confer with BHGE in good faith.

Section 6.06.     Third Party Licenses. To the extent that any Intellectual Property licensed under this ARTICLE 6 is owned by a third party, the license of such Intellectual Property under this Agreement shall be subject to all of the terms and conditions of the relevant agreement with such third party pursuant to which such Intellectual Property has been licensed to GE Aviation or ADGTJV, as applicable. The licenses granted in this ARTICLE 6 are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect thereto granted to or otherwise obtained by any third party that are in effect as of the Signing Date.

Section 6.07.     Section 365(n) of the Bankruptcy Code. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 6.08.     Customers. Each Party agrees that it shall use reasonable efforts to not knowingly bring any legal action or proceeding against, or otherwise communicate with, any customer of any other Party with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of such Party to the extent licensed by such Party hereunder based on such customer’s use of any other Party’s products or services without first providing such other Party written notice of such alleged infringement, misappropriation or violation.

Section 6.09.     Reservation of Rights. All rights not expressly granted by a Party hereunder are reserved by such Party. Without limiting the generality of the foregoing, the Parties expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this ARTICLE 6 or, unless expressly agreed in a writing executed by the Parties or GE specifically referencing this Agreement.

Section 6.10.     Further Assurances. The Parties shall, and shall cause their respective Affiliates to, execute and deliver such instruments, documents, and agreements and take such other actions as are necessary to memorialize or perfect the assignments of Intellectual Property provided for in this Section and to file registrations of, maintenance, enforce or defend such assigned Intellectual Property.

Section 6.11.     Access. For the avoidance of doubt, except as expressly set forth in this ARTICLE 6, Schedule 10, a PO or Technology Development Program Plan, nothing in this Agreement shall be interpreted as requiring any Party (i) to transfer to any other Party or (ii) to grant to any other Party access to, in each case of (i) and (ii), technological embodiments (including software) of, or know-how or Confidential Information related to Intellectual Property, as the case may be.

Section 6.12.     Further Assistance. Each Party hereby covenants and agrees that it shall, at the request and expense of another Party, use commercially reasonable efforts to assist such other Party in its efforts to obtain any third-party consent, approval or waiver necessary to enable such other Party to obtain a license to any Intellectual Property that, as of the date of this Agreement and but for the requirements set forth in Section 6.12, would be the subject of a license granted pursuant to ARTICLE 6 hereunder, including by using all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws and execute and deliver such documents and other papers, including powers of attorney, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement; provided, however, that such Party shall not be required to seek broader rights or more favorable terms for such other Party than those applicable to such Party prior to the date hereof or as may be applicable to such Party from time to time thereafter. The Parties acknowledge and agree that there can be no assurance that any Party’s efforts will be successful or that another Party will be able to obtain such licenses or rights on acceptable terms or at all.

Section 6.13.     Prosecution and Maintenance. Other than with respect to Joint Foreground IP, each Party retains the sole right to protect the Intellectual Property solely owned by such Party at such Party’s sole discretion, including deciding whether and how to file and prosecute applications to register software, patents, copyrights (including in software) and mask work rights included in such Intellectual Property, whether to abandon prosecution of such applications and whether to discontinue payment of any maintenance or renewal fees with respect to any patents. With respect to Joint Foreground IP, the applicable Parties and/or JV Partners shall retain such rights jointly and make all such decisions jointly; provided that, they may designate one such Party or JV Partner to lead such decisions. All costs and expenses shall be shared equally by the applicable Parties and/or JV Partners sharing an interest in any Joint Foreground IP.

Section 6.14.     Third Party Infringements, Misappropriations and Violations. Each Party shall promptly notify the other Parties in writing of any actual or possible material infringement, misappropriation or other violation by a third party of any Intellectual Property of any other Party being licensed hereunder that comes to such first Party’s attention. Such first Party shall also promptly notify the other Parties of the identity of such third party and any evidence of such infringement, misappropriation or other violation within such first Party’s custody or control that such first Party is reasonably able to provide. The Party having exclusive rights in a field during any period (“First Party”) shall have the sole right to determine whether any action shall be taken in response to such infringements, misappropriations or other violations at such First Party’s sole discretion in such field during such period. The other Parties shall reasonably cooperate in such enforcement, including joining as required as a necessary party to any such action. The First Party (and any other Party if such other Party joins such action) shall agree on the division of all recoveries and costs associated with any such enforcement as well as any settlement proceeds or judicial awards arising from such enforcement.

Section 6.15.     Abandonment of Foreground IP.

(a)               GE Aviation shall provide reasonable notice to ADGTJV at least thirty (30) days prior to any intentional abandonment by GE Aviation of any patent owned by GE Aviation or one of its Affiliates and included in the GE Aviation Foreground IP (the “GE Aviation Option Patents”), provided that, in no event shall any sale, conveyance, assignment, lease, license or other transfer of any GE Aviation Option Patent be construed as an abandonment of such GE Aviation Option Patent under this Section 6.15, and (2) the opportunity for ADGTJV, by providing GE Aviation with written notice within seven (7) days of receiving such notice from GE Aviation, to obtain ownership of any such GE Aviation Option Patent for no additional cost or expense but subject to ADGTJV’s obligation to bear all costs and expenses of prosecution, maintenance, and enforcement or otherwise in connection with such GE Aviation Option Patent thereafter. In the event that ADGTJV timely elects to obtain such ownership with respect to any such GE Aviation Option Patents, then (a) GE Aviation and/or its Affiliates, as applicable, shall execute all documents reasonably requested and necessary to transfer all of GE Aviation’s right, title and interest in such GE Aviation Option Patents to ADGTJV and/or one of its Affiliates, as applicable, and all out-of-pocket costs associated with recordations of such assignments shall be at ADGTJV’s sole expense, and (b) upon assignment of such GE Aviation Option Patents, such GE Aviation Option Patents shall be deemed to be licensed to GE Aviation under this Agreement as ADGTJV Foreground IP. If ADGTJV does not exercise the option to obtain such ownership within the foregoing seven (7) day period, GE Aviation and its Affiliates may abandon the GE Aviation Option Patents.

(b)               ADGTJV shall provide reasonable notice to GE Aviation at least thirty (30) days prior to any intentional abandonment by ADGTJV of any patent owned by ADGTJV or a JV Partner included in the ADGTJV Foreground IP (the “ADGTJV Option Patents”),

provided that, in no event shall any sale, conveyance, assignment, lease, license or other transfer of any ADGTJV Option Patent be construed as an abandonment of such ADGTJV Option Patent under this Section 6.15, and (2) the opportunity for GE Aviation, by providing ADGTJV with written notice within seven (7) days of receiving such notice from ADGTJV, to obtain ownership of any such ADGTJV Option Patent for no additional cost or expense but subject to GE Aviation’s obligation to bear all costs and expenses of prosecution, maintenance, and enforcement or otherwise in connection with such ADGTJV Option Patent thereafter. In the event that GE Aviation timely elects to obtain such ownership with respect to any such ADGTJV Option Patents, then (a) ADGTJV and/or its Affiliates, as applicable, shall execute all documents reasonably requested and necessary to transfer all of ADGTJV’s right, title and interest in such ADGTJV Option Patents to GE Aviation and/or one of its Affiliates, as applicable, and all out-of-pocket costs associated with recordations of such assignments shall be at GE Aviation’s sole expense, and (b) upon assignment, such ADGTJV Option Patents shall be deemed to be licensed to ADGTJV under this Agreement as GE Aviation Foreground IP. If GE Aviation does not exercise the option to obtain such ownership within the foregoing seven (7) day period, ADGTJV and/or the JV Partners may abandon the ADGTJV Option Patents.

Section 6.16.     Cooperation Regarding Restrictions and Limitations Applicable to Licensed Intellectual Property. Each Party, at the request of another Party, agrees to use commercially reasonable, good-faith efforts to provide such other Party such copies of agreements (subject to any confidentiality restrictions that would prevent disclosure of such agreements) or other information (including summaries of the applicable limitations) that are sufficient to inform such other Party about any limitations or restrictions on the use of the Intellectual Property licensed to it hereunder, as applicable, or other specific Intellectual Property licensed hereunder and identified by such other Party in writing to such Party, which has not already been provided to such other Party and which is not otherwise in the possession of such other Party. Such Party shall not have any liability to such other Party resulting or arising from the failure or inability to provide such agreements or information.

Section 6.17.     Embedded Software License.

(a)               License to Software. GE Aviation hereby grants ADGTJV and the JV Partners a non-transferable (except to end users as embedded in the LM Products or Spare Parts that have executed an agreement to be bound by the terms of this Section 6.17), non-sublicensable, non-exclusive license to use the software embedded or provided with LM Products, Spare Parts or Deliverables (“Software”) strictly in accordance with this Section 6.17.

(b)               Use. ADGTJV and the JV Partners and such end users of the LM Products and Spare Parts may use the Software solely for the purpose of integrating LM Products or Spare Parts with its own systems, and for operating the LM Products. In connection with this purpose, use of the Software by ADGTJV and the JV Partners and such end users of the LM Products and Spare Parts includes copying or saving software and data in the data processing unit, executing programs, data processing and making copies in machine readable format, and connecting Software with other data processing programs.

(c)               Restrictions. ADGTJV and the JV Partners and such end users shall not: (i) make any changes, translations of other amendments to the Software, (ii) make any back translation of the Software in the form of source programs or in other forms, or (iii) change any protection or ownership notices in the Software, such as copyright notices and reservations of rights (and ADGTJV and the JV Partners shall retain all such notices in any copies made by ADGTJV or the JV Partners). ADGTJV and the JV Partners cannot reverse engineer, decrypt, extract, reproduce, or cause the reproduction of any Software, unless expressly authorized by GE Aviation.

(d)               No Access. ADGTJV and the JV Partners shall not grant access to the Software in any form to any third party other than such end users as permitted herein, without the prior written consent of GE Aviation.

(e)               Transfer Restriction. The Customer shall not transfer the Software or the license under this Section 6.17, or permit the use of Software by a third party other than with a sale of the LM Products to such end users as permitted herein, without the prior written consent of GE Aviation. Any attempted transfer or use without GE Aviation consent shall be void.

Section 6.18.     IP Indemnification.

(a)               GE Aviation IP Indemnification Obligation. GE Aviation shall indemnify, defend and hold harmless the ADGTJV Indemnitees from and against any and all Liabilities incurred by the ADGTJV Indemnitees arising from a third party claim alleging that any portion of the LM Products or Spare Parts, in each case supplied by or on behalf of GE Aviation under this Agreement, infringes or misappropriates Intellectual Property; provided that, with respect to any such portions provided by any RSP, in such cases where the RSP is responsible for the infringement (and is not merely following the detailed specifications or directions of GE Aviation), the foregoing obligations of GE Aviation shall apply only to the extent that such RSP owes comparable obligations to GE Aviation.

(b)               Notice of Claims. ADGTJV will promptly notify GE Aviation in writing of such claims and give GE Aviation full authority, information and assistance for the defense and resolution of such claims.

(c)               Exclusions. The remedies described in Section 6.18 do not apply to any product (1) not purchased by ADGTJV from GE Aviation; or (2) that was modified, combined with other items (except for such combinations of LM Products or Spare Parts provided by or on behalf of GE Aviation), or was not used for its intended purpose, in each case where such modification or combination results in the infringement; or (3) that was supplied by ADGTJV or a JV Partner or manufactured by GE Aviation according to ADGTJV’s detailed specifications or directions (“ADGTJV’s Instructions”), where a claim under Section 6.18(a) resulted from GE Aviation’s use or reliance on ADGTJV’s Instructions. With respect to products not manufactured by GE Aviation, any indemnity given by the manufacturer thereof to GE Aviation shall apply to ADGTJV.

(d)               Apportionment. Notwithstanding anything herein to the contrary, GE Aviation shall only bear an indemnification obligation with respect to the value of the portions of the LM Products and Spare Parts supplied by or on behalf of GE Aviation and not the value of the products and systems provided by an RSP or sold by or on behalf of ADGTJV or a JV Partner.

(e)               Sole and Exclusive Liability. Without limiting GE Aviation’s obligations or rights, as applicable, under Section 6.05(j), Section 6.05(m), Section 8.01(f), Section 9.07(f), and Section 9.08 the obligations recited in this Article constitute the sole and exclusive liability of GE Aviation under this Agreement for actual or alleged Intellectual Property infringement, including with respect to the LM Products and Spare Parts.

Section 6.19.     Use of Trademarks. Without limiting any rights granted pursuant to that certain Trademark License Agreement, dated as of July 3, 2017, between GE and BHGE (as amended, restated, modified or supplemented from time to time in accordance with its terms), GE and ADGTJV will enter into, subject to the terms and conditions of this Agreement and GE’s standard brand guidelines, and negotiated based off of GE’s standard joint venture trademark license agreement with such modifications as the parties may agree to acting reasonably and in good faith, a royalty-free, non-transferable and non-exclusive right and license to the Licensed Trademarks in connection with (a) the marketing, promotion, demonstration, distribution, sale, offer for sale, and servicing (other than repair services) of the LM Products and Spare Parts, NPI and Services to the extent utilized by ADGTJV, whether as a component or otherwise, as part of its activities in the JV Field of Use and (b) Repairs and Repair Services approved by GE Aviation for co-branding as set forth in Section 7.09(c) and provided or performed in accordance with Section 7.09 and Section 7.10. The foregoing license shall not be dependent upon any GE ownership interest in ADGTJV.

ARTICLE 7

PROVISION OF LM PRODUCTS, SPARE PARTS AND SERVICES

Section 7.01.     Purchase Orders.

(a)               Orders. ADGTJV shall issue purchase orders (each, a “PO”) to GE Aviation to implement its purchase of the quantities of LM Products, Spare Parts and Services that ADGTJV desires to purchase hereunder in accordance with this Section 7.01 and the agreed upon Lead Times pursuant to Section 7.02(c).

(b)               Applicability and Treatment of POs.

(i)                 Binding Commitments. Each PO shall represent a binding commitment by ADGTJV to purchase and, upon acceptance, a binding commitment by GE Aviation to supply, such LM Products, Spare Parts and Services in accordance with the terms of this Agreement and the GE Aviation Supplemental Terms. For the avoidance of doubt, GE Aviation has an obligation to accept all POs from ADGTJV that comply with the terms of this Agreement.

(ii)              PO Modification Agreements. In order to ensure that GE Aviation is aware of and can expressly agree to and comply with each PO, including as may be requested to meet the specification and contractual requirements of ADGTJV or ADGTJV’s end customer, should ADGTJV wish to modify, revise, supplement or supersede any of the terms and conditions set forth in this Agreement or the GE Aviation Supplemental Terms (the “PO Modifications”), ADGTJV shall make such request to GE Aviation and, should GE Aviation agree, the Alliance Parties will execute a separate written agreement detailing the agreed PO Modifications, which agreement, in order to be effective, must be executed by the GE Aviation Alliance Manager, or his or her delegatee, which agreement shall then be reflected on the body of the PO (each, a “PO Modification Agreement”).

(iii)            Application of PO. This Agreement shall apply to all POs issued by ADGTJV or any of its Affiliates to GE Aviation on or following the Effective Date during the Term. No pre-printed, click through, click-wrap or reverse side terms and conditions included in document(s) of either Alliance Party, other than the GE Aviation Supplemental Terms, shall be binding or have any legal effect whatsoever on this Agreement and/or any POs. In the event of any conflict between a PO and the main body of this Agreement, the main body of this Agreement will govern, except for a PO Modification Agreement reflected on the PO.

(c)               PO Contents. All POs issued by ADGTJV or any of its Affiliates pursuant to this Agreement shall contain at least the following detail:

(i)               a PO number;

(ii)              a specific LM Product, Spare Part or Service description or reference and scope of supply or provision;

(iii)             the required delivery or provision date(s) or forecasted date(s);

(iv)             the Applicable Prices as determined in accordance with Section 7.03 and Section 7.04 of this Agreement;

(v)              if applicable, the quantities to be released for delivery;

(vi)             if applicable, a reference to the applicable PO Modification Agreement; and

(vii)           a statement on the face of the PO that reads as follows: “The parties agree that, notwithstanding any reference to any other document, this purchase order shall be governed by that certain Supply and Technology Development Agreement entered into by and among General Electric Company, a New York corporation (“GE”), acting through its GE Aviation business unit, Baker Hughes, a GE company, LLC and GE, acting on behalf of its GE Power business, dated as of November 13, 2018 (as amended, modified or supplemented from time to time in accordance with its terms)”; provided that the terms of this Agreement shall apply and govern notwithstanding the absence of such statement on the face of any PO between the Alliance Parties during the Term of this Agreement.

(d)               Change Orders and Scheduling POs.

(i)                 All delivery or provision dates, shipping instructions, quantities ordered and other like terms of a PO may be revised upon the issuance by ADGTJV to GE Aviation of a change order in writing; provided that any and all changes set forth in such change orders must first be mutually agreed to by and between ADGTJV and GE Aviation. GE Aviation shall not be obligated to proceed with any requested changed or extra work, or other terms, until the price of such change and its effect on the scheduled delivery date(s) have been agreed upon and effected by a change order.

(A)             If any such change results in an increase or decrease in the cost or time required for the performance of the work under the PO, there shall be a mutually agreed upon equitable adjustment of the PO price and the scheduled delivery or provision date(s).

(B)              If ADGTJV requests a change to a LM Product, Spare Part or Service under an issued PO within the Lead Time, which results in materials that GE Aviation cannot otherwise utilize or convert into an LM Product, Spare Part, or Service for ADGTJV in a reasonable time, GE Aviation shall work with ADGTJV to either (x) scrap parts (and charge ADGTJV the direct, reasonable and documented costs incurred, provided that GE Aviation will use reasonable efforts to reduce such costs) or (y) finish conversion (and charge ADGTJV the Applicable Price for the LM Product, Spare Part of Service set forth in the related PO). ADGTJV shall pay for all work that GE Aviation commenced for which GE Aviation has incurred costs under the PO prior to any quantities being decreased. If there are completed parts or modules from a prior PO that are owned by ADGTJV and both Alliance Parties can find an alternative use for such parts or modules for future sale, then ADGTJV shall consign such materials as customer furnished material to GE Aviation.

(ii)              GE Aviation agrees to provide a schedule and confirmation of completion/shipment date(s) at the time a PO is placed and accepted; provided that, none of these schedules or confirmations shall modify any applicable agreed upon delivery date(s) set forth in the relevant POs as accepted by GE Aviation. Subject to appropriate safeguards for the protection of GE Aviation’s and its Affiliates’ proprietary or confidential information and upon reasonable advance request, GE Aviation also agrees to allow ADGTJV’s staff regular access to its facilities to review the PO status and quality, and to provide a monthly report on schedule status. In the event that any PO falls behind schedule, GE Aviation shall (a) provide a detailed schedule and report on the recovery actions as needed with regard to the status of the PO completion and (b) allow for on-site expediting by ADGTJV or an agent appointed by them.

(e)               Acceptance of POs. All POs, acceptances, change orders and other writings or electronic communications between the Alliance Parties, regardless of whether stated on the face of the PO or not, shall be governed by this Agreement.

Section 7.02.     Terms and Conditions of Purchase.

(a)               Terms and Conditions of Purchase.

(i)                 Purchases made by ADGTJV of LM Products, Spare Parts and Services shall be subject to the following:

(A)            the terms of this Agreement;

(B)             the applicable GE Aviation Supplemental Terms;

(C)             the terms of any PO Modification Agreement; and

(D)             the terms contained in POs accepted hereunder.

(ii)              In the event of a conflict, the following order of precedence will prevail:

(A)            the terms of any PO Modification Agreement

(B)             the terms of this Agreement, excluding the applicable GE Aviation Supplemental Terms;

(C)             the applicable GE Aviation Supplemental Terms;

(D)             the terms of any POs issued hereunder; and

(E)             drawings, specifications and related documents specifically incorporated by reference herein or in any PO.

(iii)            2017 Supply Agreement.  Effective as of the Effective Date, no LM Products, Spare Parts or Services offered pursuant to this Agreement shall be available for supply or purchase (as applicable) under the Amended and Restated Supply Agreement, dated as of November 13, 2018, between GE and BHGE.

(b)               Liquidated Damages for Delayed Deliveries.

(i)                 Liquidated Damages. Beginning on January 1, 2020, if GE Aviation fails to (1) deliver LM Products to ADGTJV within the established Lead Times as described in Section 7.02(c) below or as otherwise agreed in the PO Modification Agreement or (2) satisfy its Repair obligations or its Engineering Services obligation in accordance with the established completion times for such Repairs or Engineering Services as agreed upon by the Alliance Parties, then GE Aviation shall be responsible for paying ADGTJV liquidated damages based on the rates set forth below.

(ii)              Rates. Subject to the conditions set forth below, to the extent GE Aviation is required to pay liquidated damages to ADGTJV, the liquidated damages for the delayed delivery of (1) LM Products (other than with respect to

LM9000 OE Parts which is covered by the following subsection (2)), shall be calculated based on the following rates: (A) in 2020, liquidated damages shall be equal to one-quarter percent (0.25%) of the price of the LM Product, Repair or Engineering Service to be delivered or provided per week of delay up to three percent (3%), with a one-week grace period to cure the delay, and (B) in 2021 and beyond, liquidated damages shall be equal to one-half percent (0.5%) of the price of the LM Product, Repair or Engineering Service to be delivered or provided per week of delay up to six percent (6%), with a one-week grace period to cure the delay, and (2) underlying LM9000 OE Parts shall be calculated based on the following rates: (A) in 2019 through 2021, liquidated damages shall be equal to zero percent (0%) while the margins are equal to zero percent (0%), (B) in 2022, liquidated damages shall be equal to one-quarter percent (0.25%) of the price of the LM Product, Repair or Engineering Service to be delivered or provided per week of delay up to three percent (3%), with a one-week grace period to cure the delay, and (C) in 2023 and beyond, liquidated damages shall be equal to one-half percent (0.5%) of the price of the LM Product, Repair or Engineering Service to be delivered or provided per week of delay up to six percent (6%), with a one-week grace period to cure the delay.

(iii)            Conditions.

(A)             ADGTJV shall only be entitled to receive liquidated damages from GE Aviation to the extent that GE Aviation and its sub-tier suppliers, including GE Aviation-managed RSPs, has caused the delay and ADGTJV (or a JV Partner) has paid some damages, whether as liquidated damages, concessions, discounts, or other settlement mechanisms as a result of such delay to ADGTJV’s (or JV Partners’) end customer or has incurred in extra costs due to GE Aviation delay (including expedited shipment in accordance with Section 7.02(b)(iii)(B) below); provided that in no event shall the liquidated damages exceed the rates set forth above for the period of any GE Aviation delay of an LM Product, Repair or Engineering Service. This subsection (A) shall not apply to delays in the provision of Engineering Services, which shall be due in any event of delay as per the terms set forth above.

(B)              ADGTJV and the JV Partners shall use all reasonable efforts in its negotiations with customers to minimize such liquidated damages from GE Aviation.

(C)              GE Aviation shall not be liable for paying liquidated damages in the following circumstances: to the extent such products are ordered within a period shorter than the applicable LM Products Lead Time (e.g., lead time for a product is forty (40) weeks and order dropped in with only 20-week lead time); provided that liquidated damages are applicable for any week of delay in excess of the applicable LM Products Lead Time, with such LM Products Lead Time calculated from the time such order was placed.

(D)             With the exception of the first four (4) production units, GE Aviation shall not be liable for paying any liquidated damages (if any would be due in accordance with Section 7.02(b)) associated with the delivery of the LM9000 full engine, provided that GE Aviation shall remain responsible for liquidated damages as it relates to delayed delivery of the LM9000 OE Parts.

(E)              GE Aviation shall not be liable for any liquidated damages for the delay in delivery of LM Products or Repairs to ADGTJV for any deliveries or provision of Aftermarket Services during the 2019 calendar year.

(c)               Lead Time.

(i)                 GE Aviation shall establish and notify ADGTJV from time to time of certain lead times for the time between when ADGTJV initiates a PO for LM Products, Spare Parts and Services and the time such LM Products, Spare Parts and Services are delivered based on existing supplier market dynamics and consistent with past practice (“Lead Times”); provided that GE Aviation shall use reasonable commercial efforts to deliver to ADGTJV such LM Products, Spare Parts and Services in a shorter delivery time than the agreed Lead Time.

(ii)              Through the APCC and in accordance with the principles the APCC, both Alliance Parties shall collaborate on Lead Time reduction ideas through new supplier development, opportunities to kit material, and lean principles with a goal to reducing Lead Time from order to delivery. Lead Times for engine configurations (such as the G4) that have not been purchased for twelve (12) months will be adjusted based on supplier market conditions; provided that, any issues related to this may be brought for consideration to the APCC.

(iii)            ADGTJV shall submit PO(s) in good faith to GE Aviation for LM Products, Spare Parts and Services consistent with the established Lead Times.

(iv)             Without the prior approval of the APCC, ADGTJV may not (1) double its delivery volume for production engines for any particular LM Product from year to year nor (2) exceed 150% of the aggregate delivery volume for all LM Products from the prior year; provided that for Spare Parts, should ADGTJV require a greater volume, GE Aviation will work in good faith to meet the increased volume request.

(d)               Forecast. ADGTJV shall provide the GE Aviation members of the APCC a five (5) year rolling forecast for the LM Products, Spare Parts and Services to facilitate a smooth sales and operating plan process that ADGTJV shall update twice per year (“Forecast”). Each Forecast is non-binding and is for general planning purposes; provided that ADGTJV shall use reasonable efforts to promptly provide any updates to a Forecast in the event there are material changes in a Forecast.

(e)               Product Quality. All quality control exercised in the manufacture and supply of LM Products and Spare Parts shall be in accordance with applicable law and GE

Aviation’s normal quality control policies and meet the applicable PO specification performance requirements at the time of delivery, including power, efficiency and emissions requirements.

(f)                Transfer of Title and Risk of Loss. Subject to Section 3.03, and notwithstanding the historical practice prior to the Effective Date, GE Aviation will be responsible for inventory related to raw materials and work in process (WIP). Upon delivery as set forth in the GE Aviation Supplemental Terms, title and risk of loss of the LM Products and Spare Parts shall pass to ADGTJV.

Section 7.03.     Pricing – LM Products, Spare Parts and Aftermarket Services.

(a)               Pricing – LM Products and Spare Parts. The LM Products and Spare Parts shall be sold to ADGTJV at a price equal to the Cost Baseline divided by the amount that is one (1) minus the Margin Percentage (as converted into a decimal number) (the “Supply Product Price”). For the avoidance of doubt, the Applicable Price shall be calculated as of the date of PO placement or delivery date, as follows:

(i)                 for LM9000 OE Parts, (A) from 2019 through 2023, as of the delivery date, and (B) from and after January 1, 2024, as of the date of PO placement; and

(ii)              for all LM Products (other than the LM9000) and Spare Parts, (A) from 2019 through 2021, as of the delivery date, and (B) from and after January 1, 2022, as of the date of PO placement.

(b)               Pricing – Aftermarket Services. The Aftermarket Services shall be sold to ADGTJV at a price equal to the Cost Baseline divided by the amount that is one (1) minus the Margin Percentage (as converted into a decimal number), other than for Repairs sold to ADGTJV in 2019, which shall be sold at a price equal to such price as listed in the Component Repair Directory (“CRD”) minus thirty percent (30%) (the “Aftermarket Services Price”).

(c)               Product Cost. The calculation and elements of Product Cost shall be consistent with the historical product cost allocation used between GE Aviation and BHGE and GE Power. For clarity, Product Cost does not include any internal GE Aviation profit or mark-up.

(d)               Cost Baseline – Determination and Reset.

(i)                 Cost Baseline. The “Cost Baseline” shall mean, as of a particular date, the average Product Cost over the twenty-four (24)-month period immediately preceding such date using GE Aviation’s standard cost allocation applicable to the LM Products, Spare Parts and Services as of the Effective Date; provided, that if GE Aviation implements a change to its accounting for product cost (e.g., move from average actual to standard costing), GE Aviation will update future Cost Baselines using its new methodology but will not substantially or materially change any of its cost elements as agreed to in this Agreement and such cost elements shall continue to be consistent with the historical cost elements used between GE Aviation and BHGE and GE Power, as set forth in Schedule 14.

Further, no costs associated with RSP Materials, liquidated damages or warranty shall be included in any such costs.

(ii)              Cost Baseline Determination. GE Aviation shall, promptly following the Effective Date, determine the Cost Baseline for all existing LM Products, and such Cost Baseline shall be applicable to the LM Products until GE Aviation resets the same in accordance with Section 7.03(d)(iii) below.

(iii)            Cost Baseline Resets.

(A)             For all LM Products other than the LM9000, GE Aviation shall reset such Cost Baseline, effective as of January 1, 2024 and calculated as of September 30, 2023, and each five (5) year anniversary thereafter to be notified in writing at least forty-five (45) days before the effective reset date to ADGTJV for review, providing all relevant details necessary to assess the calculation.

(B)              For the LM9000, GE Aviation shall reset the Cost Baseline on January 1, 2019, and each one (1) year anniversary thereafter through January 1, 2024, and shall thereafter reset the Cost Baseline on each five (5) year anniversary thereafter to be notified in writing at least forty-five (45) days before the effective reset date to ADGTJV for review, providing all relevant details necessary to assess the calculation.

(iv)             No RSP Materials Costs. No costs associated with RSP Materials shall be included in any GE Aviation revenues, Cost Baseline, or Applicable Price hereunder.

(v)               Cost-Out Projects. Any significant cost out projects identified by ADGTJV, for which ADGTJV wishes to provide funding and capture the cost benefits prior to any reset of the Cost Baseline will be brought to the APCC for agreement on implementation timing and any associated re-pricing to reflect the cost out initiative within the existing Applicable Price (e.g., re-engineering a part for cost out) without waiting for the reset of the Cost Baseline. Any benefits from ADGTJV-funded cost out projects (if any) will be shared equally by the Alliance Parties. GE Aviation should use actual PO pricing (if available) or best estimates of Product Costs and Engineering Services Costs for estimates which are used in APCC reviews as part of joint cost-out efforts or changes in configuration that may result in cost-in.

(vi)             Costs Associated with Changes to Product Configurations or Specifications. Any changes to configuration or product specification to any product in the LM Product Lines requested by ADGTJV for product management reasons (including significant module upgrades) that result in increased cost prior to the reset of the Cost Baseline for such product will be brought to the APCC for agreement on implementation timing and any associated re-pricing to reflect such increased cost in the existing Applicable Price. GE Aviation should use actual PO pricing (if available) or best estimates of Product Costs and Engineering Services

Costs for estimates which are used in APCC reviews as part of joint cost-out efforts or changes in configuration that may result in cost-in.

Section 7.04.     Pricing – Engineering Services.

(a)               Engineering Services Price. The Engineering Services shall be sold to ADGTJV at a price equal to the Engineering Services Cost (as defined below) divided by the amount that is one (1) minus the Margin Percentage (as converted into a decimal number) (the “Engineering Services Price”). The Engineering Services Price will be billed based on actual Engineering Services Cost and will be billed on a regular basis that shall be no less than quarterly.

(b)               Engineering Services Cost.

(i)                 The “Engineering Services Cost” shall mean, for any project (e.g., new repair substantiation), part (e.g., MRB support), or LM Product Line the aggregate of the following three types of costs: (1) the cost of Engineering Services provided, which is equal to the sum of the products of (a) the relevant engineering hours, based on location applied towards the project, part, or LM Product Line multiplied by (b) the compensation and benefits (i.e., labor costs), relevant depreciation, indirect costs, and overhead (the “Engineering Rates”) for such relevant engineering team based on location as updated at least annually by GE Aviation; (2) any costs for engineering purchased services associated with a specific project, part, or LM Product Line; and (3) any support or parts provided by a GE Aviation production, development, test, or assembly shop to Engineering Services, which is costed based on the Product Cost.

(ii)              The calculation and elements of Engineering Services Cost shall be consistent with the historical engineering cost allocation used between GE Aviation and GE Power/BHGE. For clarity, GE Aviation will continue to use and apply its internal engineering rates as used for its public financial statements today. In addition, Engineering Services Cost does not include any internal GE Aviation profit or mark-up.

(iii)            For avoidance of doubt, the determination of which engineers will be utilized to provide the Engineering Services will be at GE Aviation’s sole discretion; provided that GE Aviation will ensure engineers are similarly qualified and experienced as those utilized in the remainder of its business.

(c)               LM2500 G5 Payment Reduction. During the period commencing on the Effective Date until the earlier of the second anniversary thereof or the termination of the LM2500 G5 program by ADGTJV or the JV Partners, ADGTJV may, upon written notice to GE Aviation, apply (in a manner to be agreed by GE Aviation and ADGTJV) any remaining amounts from the G5 Reserve to offset any payment obligation to GE Aviation under issued POs for Engineering Services under the LM2500 G5 program. The “G5 Reserve”, at a particular time, shall mean an amount of fifteen million U.S. Dollars ($15,000,000), minus any amounts previously applied by ADGTJV to offset payment obligations pursuant to this Section 7.04(c).

Section 7.05.     Lump Sum Payment. ADGTJV shall pay GE Aviation a lump sum payment in accordance with Schedule 5. For clarity, LM9000 (until January 1, 2024), MRB costs, and SG&A costs incurred by GE Aviation are not included in the calculation of the lump sum payment.

Section 7.06.     Other Pricing and Costs.

(a)               MRB. ADGTJV shall pay GE Aviation for GE Aviation’s engineering support in manufacturing known as “MRB” at the Cost Baseline for such support, provided that (1) if such amounts exceed a threshold of seven (7) million U.S. dollars in any Contract Year, ADGTJV shall only pay fifty percent (50%) of any such amounts that exceed such threshold and (2) no such amounts for LM9000 and any Derivatives of the LM9000 shall be applied towards such threshold until after January 1, 2024. Until January 1, 2024, ADGTJV shall pay GE Aviation for all MRB costs associated with the LM9000 and any Derivatives of the LM9000 at the Cost Baseline for such support.

(b)               Specialized Tooling Costs. On behalf of ADGTJV and at ADGTJV’s cost, GE Aviation will procure or produce specialized tooling (i.e., specific to a product line) required for the LM Products, which will be owned by ADGTJV and subject to a bailment.

(c)               Additional Charges and Payments. Charges in addition to those determined by the applicable pricing methodology (including charges in respect of terms pursuant to Section 7.02(a)(i)(C)) shall be agreed to in writing by ADGTJV and GE Aviation. Pricing for categories of LM Products not established as of the Signing Date shall be determined based on pricing methodologies used by GE Aviation for pricing such LM Products during the twenty-four (24) month period immediately preceding the Effective Date and in the absence of past orders on an arms’ length basis.

(d)               Applicable Price Basis. The Applicable Price is based on GE Aviation’s design, manufacture and delivery of the LM Products, Spare Parts and Services pursuant to (a) its design criteria, manufacturing processes and procedures and quality assurance program, (b) those portions of applicable industry specifications, codes and standards in effect as of the date of the PO that are applicable to the LM Products, Spare Parts and Services, (c) United States Federal, State and local laws and rules of foreign Governmental Entities in effect and applicable to the LM Products, Spare Parts and Services on the date of the PO, and (d) the specifications set forth in the PO.

Section 7.07.     Payment Terms; Taxes; and Audit.

(a)               Payment Terms. All payments shall be made in accordance with the relevant payment provisions in the GE Aviation Supplemental Terms.

(b)               Taxes.

(i)                 Notwithstanding Section 7.07(a), pricing is exclusive of, and ADGTJV shall bear and timely pay, any and all sales, use, value-added, transfer and other similar Taxes (and any related interest and penalties) imposed on, or payable with respect to, any purchases made by ADGTJV pursuant to this

Agreement; provided that (A) to the extent such Taxes are required to be collected and remitted by GE Aviation, ADGTJV shall pay such Taxes to GE Aviation upon receipt of an invoice from GE Aviation, and (B) for the avoidance of doubt, subject to Section 7.07(b)(ii), such pricing shall be inclusive of, and GE Aviation shall bear, any overall income and similar Taxes imposed on or payable by GE Aviation.

(ii)              Withholding. All payments by ADGTJV pursuant to this Agreement shall be free of all withholdings of any nature whatsoever except to the extent otherwise required by Law, and if any such withholding is so required, ADGTJV shall pay an additional amount such that after the deduction of all amounts required to be withheld, the net amount actually received by GE Aviation shall equal the amount that GE Aviation would have received if such withholding had not been required; provided that, ADGTJV shall not be required to pay any such additional amount if any deduction or withholding from any payment made by ADGTJV under this Agreement is required solely and directly as a result (A) of an assignment by GE Aviation to a foreign affiliate pursuant to Section 9.10, or (B) of any action by GE Aviation that is not in accordance with the provisions of this Agreement, in each case, that was not at the request of ADGTJV.

(c)               Cooperation. The Alliance Parties will cooperate with each other in good faith to minimize the imposition of, and the amount of, Taxes described in Section 7.07(b).

(d)               Audits.

(i)                 Cost Baseline Audit. Upon ten (10) days’ advanced written notice following a Cost Baseline reset pursuant to Section 7.03(d)(iii), but not later than ninety (90) days following such Cost Baseline reset, ADGTJV may audit (through an independent internationally recognized third party auditor appointed by ADGTJV), during regular business hours and in a manner that complies with the building and security requirements of GE Aviation, the books, records and facilities and any other relevant document of GE Aviation to the extent reasonably necessary to determine that the costs are accurately recorded and in line with GE Aviation’s accounting standards and historical practices. Such documentation should be provided by GE Aviation in a timely manner to allow the audit completion by planned effectiveness of the new Cost Baseline. Any audit conducted under this Section 7.07(d) shall not interfere unreasonably with the operations of GE Aviation. ADGTJV shall pay the costs of conducting such audit, unless such audit reveals a discrepancy between the Cost Baseline reset calculation provided by GE Aviation and the result of the audit conducted by ADGTJV in excess of five percent (5%), in which case GE Aviation shall be responsible for such costs and provided that in any event the Cost Baseline reset should be modified accordingly to the audit result, whether an increase or decrease as appropriate. All information learned or obtained from such audit shall be deemed Confidential Information for purposes of this Agreement.

(ii)              Audit For Compliance with Agreement. Upon thirty (30) days’ advanced written notice, on a bi-annual basis, either Alliance Party may audit the other (through an independent internationally recognized third party auditor appointed by the auditing Alliance Party), during regular business hours and in a manner that complies with the building and security requirements of the other Alliance Party, the books, records and facilities and any other relevant document of the other Alliance Party to the extent reasonably necessary to determine such Alliance Party’s compliance with this Agreement. Any audit conducted under this Section 7.07(d) shall not interfere unreasonably with the operations of the other Alliance Party. Any audit costs shall be borne by the Alliance Party requesting the audit. All information learned or obtained from such audit shall be deemed Confidential Information for purposes of this Agreement.

Section 7.08.     Revenue Share Participant Management.

(a)               GE Aviation Obligations for Existing Product Lines. GE Aviation shall assume fulfilment, logistics and planning responsibilities for all RSPs on all existing LM Legacy Product Lines and associated LM Products or Spare Parts.

(b)               ADGTJV Obligations for Legacy LM Product Lines. ADGTJV shall continue to be responsible for all payments to RSPs for existing LM Products Lines and associated LM Products and Spare Parts in accordance with existing RSP payment terms and, if required, will consign inventory to GE Aviation for assembly into LM Products or Spare Parts.

(c)               BHGE Obligations for LM9000. BHGE and GE Aviation shall work together to jointly define responsibilities associated with the fulfilment, logistics and planning responsibilities for the RSP introduced by BHGE in the LM9000 LM Product Line. For the avoidance of doubt, BHGE will be responsible to make all payments to such RSP for the LM9000 LM Product Line in accordance with existing payment terms with such RSP. GE Aviation shall not be held liable for any damages associated with the assembly work completed by any LM9000 RSPs, so long as any necessary parts supplied by GE Aviation were provided in a timely manner as set forth in the production schedule.

(d)               Future Product Lines. ADGTJV shall have the authority and right to propose new RSPs for LM Products and Spare Parts as part of new production introductions relating to aero-derivative gas turbines under one or more Technology Development Program Plans. GE Aviation shall have final approval on which parts are open for RSP and what technology shall be shared with RSPs, provided that to the extent that GE Aviation does not approve such RSP, GE Aviation has a rational basis for exclusion (including safety concerns). ADGTJV shall have the right to veto the introduction of new RSPs if it can demonstrate a material impact on its service revenue or an IP leakage concern. As part of the development of any future LM Product Line, ADGTJV and GE Aviation shall work together to honor and comply with any then-existing contractual arrangements with GE Aviation’s RSPs.

(e)               Management of RSP Obligations. The Alliance Parties intend that the RSPs shall remain liable for warranty and delivery of their hardware as set forth in their contractual arrangements and GE Aviation shall be responsible for collection of damages from such RSPs for breach of their contractual arrangements, provided that: GE Aviation shall be responsible for delays in the delivery of RSP scope and thus shall be entitled to seek damages from the RSPs for delay. The Alliance Parties will work together to review current RSP arrangements and determine appropriate mechanisms for effectuating this Section 7.08(e), which may include assignment of RSP agreements from GE Aviation to ADGTJV or BHGE, taking into consideration relevant limitations in RSP contractual arrangements; provided that, such mechanisms result in a financially neutral impact to GE Aviation, ADGTJV and the RSP and are effectuated jointly.

Section 7.09.     Introduction and Substantiation of New Repairs and Spare Parts.

(a)               Advanced Components.

(i)                 Introduction and Substantiation Process for New Advanced Repairs and Advanced Spare Parts.

(A)             For the introduction by either Alliance Party of any (A) New Advanced Repairs that will repair Advanced Components or (B) Advanced Spare Parts (e.g., industrial parts) that will replace Advanced Components, such New Advanced Repairs and such Advanced Spare Parts must be submitted to GE Aviation’s engineering substantiation for approval before implementation, and GE Aviation shall submit the substantiation results of its engineering team to the APCC, including its determination of approval or disapproval of the proposed implementation. If GE Aviation’s engineering team approves a proposed New Advanced Repair or New Advanced Spare Part, then implementation and execution of such New Advanced Repairs or New Advanced Spare Parts shall be made in accordance with the terms of Section 7.10.

(B)              If GE Aviation’s engineering team does not approve any such New Advanced Repair or Advanced Spare Part through the substantiation process, then GE Aviation must provide ADGTJV a rationale for such disapproval, including whether or not such disapproval is for a safety reason (“Unapproved Repair” or “Unapproved Spare Part”). If, ADGTJV wishes to implement and execute any New Advanced Repair or New Advanced Spare Part despite the GE Aviation engineering team’s disapproval, then such implementation may only be made if: (1) in the case of disapprovals for safety reasons, approval is provided by the APCC, and in such case, the execution is made in accordance with Section 7.09(a)(ii), and (2) in the case of disapproval for reasons other than safety, the execution shall be made subject to, and in accordance with, Section 7.09(a)(iii).

(ii)              Disapproval for Safety Reasons. Any proposed New Advanced Repairs, or Advanced Spare Parts that are disapproved by GE Aviation’s engineering team for safety reasons, which are supported by sufficient evidence, may be reviewed by the APCC, and may only be implemented by ADGTJV if the

APCC unanimously approves doing so, and subject to any terms or conditions of such implementation as agreed upon by the APCC.

(iii)            Disapproval for Non-Safety Reasons. Any proposed New Advanced Repairs or Advanced Spare Parts that are disapproved by GE Aviation’s engineering team strictly for reasons other than safety may be implemented by ADGTJV; provided that:

(A)             all liability resulting from such implementation shall be borne by ADGTJV;

(1)               to the extent any approved Repair or Spare Part is provided, or has been provided, by GE Aviation in the same module (e.g., compressor, hot section including combustor or high pressure turbine, low pressure turbine) in the same turbine where an Unapproved Part or Unapproved Repair has been implemented (collectively, the “Affected Module”), then GE Aviation shall not provide a warranty for such approved Repair or Spare Part;

(2)               to the extent any approved Repair or Spare Part is provided, or has been provided, by GE Aviation in any other module (e.g., compressor, hot section including combustor or high pressure turbine, low pressure turbine) in the same turbine as the Affected Module, but not in the Affected Module, then GE shall continue to provide a warranty for such approved Repair or Spare Part, so long as ADGTJV or the JV Partners (or its end users) (i) maintain sufficient documentation that meets at least the standards of the commercial aerospace industry and (ii) can provide sufficient evidence that any warranty on parts in the unaffected module were not impacted by the Unapproved Repair or Unapproved Spare Part;

(B)              ADGTJV shall not use any third party suppliers identified in Schedule 9 (the “Prohibited Supplier List”) for the fulfilment of such New Advanced Repairs or Advanced Spare Parts, provided that the APCC may periodically update the Prohibited Supplier List in accordance with Section 3.02(b)(i)(O), or by unanimous decision, allow for exceptions to the Prohibited Supplier List; and

(C)              both Alliance Parties through the APCC shall determine a fair and equitable amount for GE Aviation to be paid for loss of revenue associated with the implementation of such New Advanced Repairs or Advanced Spare Parts (including any loss in revenue related to decreased sales of Advanced Spare Parts as a result of reduced demand from such New Advanced Repair): provided that if the Alliance Parties cannot reach an agreement as to a fair and equitable amount that should be paid to GE Aviation for loss of revenue, then;

(1)               in the case of a disapproval of a proposed Advanced Spare Part, GE Aviation shall no longer be subject to its exclusivity obligations pursuant to Section 5.02 on performing or competing with ADGTJV on such Advanced Spare Part, and any such existing or future Advanced Repair,

(2)               in the case of a disapproval of a proposed Advanced Repair (of which GE Aviation does not perform or own the rights to any similar Advanced Repair), GE Aviation shall no longer be subject to its exclusivity obligations pursuant to Section 5.02 on performing or competing with ADGTJV on such Advanced Spare Part, and any such New Advanced Repair;

(3)               in the case of a disapproval of an Advanced Repair (of which GE Aviation does perform or own the rights to a similar Advanced Repair), GE Aviation shall no longer be subject to its exclusivity obligations pursuant to Section 5.02 on performing or competing with ADGTJV on such Existing Advanced Repairs, but such exclusivity obligations shall remain for any affected Advanced Spare Parts;

For the avoidance of doubt, in the case of clauses (C)(1), -(2) or -(3) above, GE Aviation may no longer claim loss of future revenue for such non-exclusive Advanced Spare Parts and related Advanced Repair if GE Aviation chooses to terminate exclusivity with respect to the New Advanced Repairs or Advanced Spare Parts affected.

(b)               Non-Advanced Components. ADGTJV shall be free to introduce, develop and substantiate any New Non-Advanced Repairs and Spare Parts for Non-Advanced Components itself or through third parties, or it may engage GE Aviation to provide Repairs Services on such Non-Advanced Components. The execution of any such New Non-Advanced Repairs and Spare Parts for Non-Advanced Components shall be made pursuant to Section 7.10.

(c)               Co-Branding. ADGTJV or JV Partners may market any Repairs and Repair Services that are approved by GE Aviation as “OEM-Approved Repairs” or similar nomenclature. Further, GE Aviation consents to ADGTJV or JV Partners co-branding such OEM-Approved Repairs, subject to GE’s corporate management team’s grant of any necessary license rights and compliance with GE’s branding guidelines. Repairs that are not approved by GE Aviation shall not be referred to as OEM-Approved Repairs or similar nomenclature, and shall not, under any circumstances, be co-branded with GE Aviation or GE.

Section 7.10.     Execution of Repairs.

(a)               Conditions on Third Party Repair Service Supplier. ADGTJV may use a third party supplier provider to perform Repair Services (a “Third Party Repair Supplier”), subject to the following conditions:

(i)                 Any such Third Party Repair Provider is not on the Prohibited Supplier List;

(ii)              GE Aviation agrees to work with ADGTJV to provide appropriate rights to any such Third Party Repair Supplier;

(iii)            GE Aviation may restrict any such Third Party Repair Supplier from performing such Repair Services outside the JV Field of Use, or from performing or marketing such Repair Services to any other customer; and

(iv)             GE Aviation shall have the right to audit any Third Party Repair Supplier to ensure compliance with rights granted and confidentiality obligations relating to such Repair Services.

(collectively, including Section 7.10(b), the “Third Party Repair Supplier Conditions”).

(b)               Independently Performed Repairs

(i)                 “Level 5 Repairs” shall mean component Repairs.

(ii)              “Independently Performed Repairs” shall mean any Level 5 Repairs for LM Products performed by ADGTJV or JV Partners as of the Signing Date, either on their own behalf or through a third party.

(iii)            The Parties agree to develop a written list of Independently Performed Repairs within a reasonable period after the Signing Date.

(iv)             ADGTJV may perform itself or have performed by a third party Independently Performed Repairs with no fee to GE Aviation, but in so doing, agrees to maintain in confidence any repair specifications, documentation and drawings. Any Independently Performed Repairs that are currently performed with a supplier on the Prohibited Supplier List shall be deemed an APCC-approved exception to Section 7.09(a)(iii)(B).

(c)               Advanced Repairs.

(i)                 Existing Advanced Repairs. GE Aviation shall perform, have performed by a third party, or permit ADGTJV to perform itself and/or through JV Partners, all Existing Advanced Repairs developed by GE Aviation. Any repairs performed by GE Aviation will be subject to an applicable Margin Percentage for Repairs set forth in Schedule 2. Any Existing Advanced Repairs that ADGTJV wishes to perform itself and/or through JV Partners, or have performed by a third party, provided the Third Party Repair Supplier Conditions shall apply, will be subject to a fair market value royalty fee to be determined by the Alliance Parties, which may vary depending on the nature of such repair (“Repair Royalty Fee”). The Repair Royalty Fee shall be commensurate with such royalties collected by GE Aviation repair licensing in the commercial engine industry.

(ii)              New Advanced Repairs Developed by GE Aviation. GE Aviation shall perform, have performed by a third party, or permit ADGTJV to perform itself and/or through JV Partners, all New Advanced Repairs developed by GE Aviation. Any New Advanced Repairs developed by GE Aviation performed by GE Aviation will be subject to such applicable Margin Percentages for Repairs set forth in Schedule 2. Any New Advanced Repairs developed by GE Aviation that ADGTJV wishes to perform itself and/or through JV Partners, or that ADGTJV wishes to have performed by a third party, provided the Third Party Repair Supplier Condition shall apply, will be subject to a Repair Royalty Fee.

(iii)            New Advanced Repairs Developed by the JV Partners.

(A)             GE Aviation shall receive an exclusive, license to such New Advanced Repairs developed by JV Partners, subject to a Repair Royalty Fee. ADGTJV shall have the right to request a quote from GE Aviation to perform New Advanced Repairs developed by JV Partners, subject to applicable Margin Percentage for Repairs set forth in Schedule 2. ADGTJV or JV Partners shall retain the right to perform New Advanced Repairs themselves in JV Field of Use, but, except as expressly set forth in the following Section 7.10(c)(iii)(B), may not license such New Advanced Repairs developed by JV Partners to any third parties.

(B)              Any such New Advanced Repairs developed by JV Partners that ADGTJV or JV Partners wish to have performed by a third party repair service supplier, shall be subject to the Third Party Repair Supplier Conditions. For the avoidance of doubt, GE Aviation is not entitled to any fees or royalties associated with such repairs.

(d)               Non-Advanced Repairs.

(i)                 Existing Non-Advanced Repairs. ADGTJV shall have the right to request a quote from GE Aviation to perform Existing Non-Advanced Repairs, New Non-Advanced Repairs developed by GE Aviation, or New Non-Advanced Repairs developed by ADGTJV or the JV Partners.

(ii)              Any repairs performed by GE Aviation will be subject to an applicable Margin Percentage for Repairs set forth in Schedule 2. The JV Partners may perform Existing Non-Advanced Repairs or New Non-Advanced Repairs developed by GE Aviation themselves in the JV Field of Use for a Repair Royalty Fee, but may not license such repairs to third parties. For any Existing Non-Advanced Repairs or New Non-Advanced Repairs developed by GE Aviation that ADGTJV wishes to have performed by a third party on its behalf, the Third Party Repair Supplier Conditions shall apply, subject to the Repair Royalty Fee.

(e)               For the avoidance of doubt, for any repairs under Section 7.10(b), Section 7.10(c) and Section 7.10(d), which ADGTJV or JV Partners wish to perform itself or through a third party, GE Aviation agrees to provide the appropriate Level 5 Repair specifications, documentation and drawings.

(f)                Industrial Repair Manual. As set forth in Section 3.02(b)(i)(P), GE Aviation, ADGTJV or JV Partners agree to include in each of its IRMs a listing of all Level 5 or “L5” Repairs applicable to such LM Product by name, and further referring to users of such IRMs to either GE Aviation or ADGTJV for further details and quotes associated with such L5 Repairs.

Section 7.11.     Separation of LM Product Lines. GE Aviation shall fully fund, an assembly line for the LM Product Lines separate from GE Aviation’s other commercial assembly lines in a reasonable period of time, but no later than two (2) years after the Effective Date, to allow for non-aerospace hardware introduction. The cost associated with the depreciation of such investment shall be borne by GE Aviation during the first five (5) years of the Cost Baseline. Upon Cost Baseline reset, standard overhead shall include all relevant and applicable depreciation associated with the existing LM Product Line.

ARTICLE 8

ALLOCATION OF LIABILITY

Section 8.01.     Limitation of Liability.

(a)               NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY (OTHER THAN IN SECTION 8.01(B), SECTION 8.01(C) AND Section 8.01(e)), IN NO EVENT SHALL A PARTY’S AGGREGATE LIABILITY IN RESPECT OF ANY MATTER (OTHER THAN PRODUCTS/SERVICES CLAIMS) IN ANY PARTICULAR CONTRACT YEAR, ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED 50% OF THE ANNUAL REVENUE RECEIVED BY GE AVIATION FROM ADGTJV IN SUCH CONTRACT YEAR; PROVIDED THAT SUCH LIABILITY LIMITATION SHALL NOT APPLY TO ANY PAYMENTS PAID OR REQUIRED TO BE PAID BY ADGTJV TO GE AVIATION FOR LM PRODUCTS, SPARE PARTS OR SERVICES PROVIDED, INCLUDING THE LUMP SUM PAYMENT, UNDER THIS AGREEMENT OR ANY PO ISSUED HEREUNDER.

(b)               NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY (OTHER THAN IN Section 8.01(e), THE LIABILITY OF GE AVIATION ARISING OUT OF OR RELATED TO THE DEVELOPMENT AND PROVISION OF THE LM PRODUCTS OR SPARE PARTS OR THE PERFORMANCE OF SERVICES UNDER THIS AGREEMENT OR ANY PURCHASE ORDER ISSUED HEREUNDER (INCLUDING IN RESPECT OF ANY AND ALL CLAIMS RELATED THERETO, WHETHER BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE) (THE “PRODUCTS/SERVICES CLAIMS”) SHALL IN NO EVENT EXCEED THE FOLLOWING:

(i)                 ON AND AFTER SUCH TIME THAT THE APPLICABLE MARGIN PERCENTAGE HAS BEEN FULLY PHASED IN PURSUANT TO SCHEDULE 2, 100% OF THE TOTAL PRICE OF THE APPLICABLE LM PRODUCT, SPARE PART, AFTERMARKET SERVICE OR ENGINEERING SERVICE CALCULATED AS PER THE TERMS OF THIS AGREEMENT GIVING RISE TO A CLAIM; OR

(ii)              PRIOR TO SUCH TIME THAT THE APPLICABLE MARGIN PERCENTAGE HAS BEEN FULLY PHASED IN PURSUANT TO SCHEDULE 2, SUCH PRO RATA PERCENTAGE OF THE TOTAL PRICE SET FORTH IN THE SUBSECTION ABOVE, DETERMINED BY MULTIPLYING SUCH TOTAL PRICE BY THE PERCENTAGE AMOUNT THAT SUCH MARGIN PERCENTAGE HAS BEEN PHASED IN AS OF SUCH DATE.

(c)               NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE AGGREGATE LIABILITY OF ADGTJV AND THE JV PARTNER IN QUESTION ARISING OUT OF OR RELATED TO BREACH OF ANY INTELLECTUAL PROPERTY LICENSE OR ASSIGNMENT OBLIGATIONS OR RESTRICTIONS IN ARTICLE 6 (“Development Programs and Intellectual Property”) or Section 9.08 (“Confidentiality”), OR IN RESPECT OF ANY OF THEIR RELATED INDEMNIFICATION OBLIGATIONS HEREUNDER, SHALL NOT EXCEED TWO (2) BILLION U.S. DOLLARS ($2,000,000,000) IN THE AGGREGATE IN ANY CONTRACT YEAR WITH RESPECT TO ALL CLAIMS ARISING IN SUCH CONTRACT YEAR AND IN THE AGGREGATE WITH RESPECT TO ALL CLAIMS ARISING OUT OF ANY CAUSE OF ACTION; PROVIDED THAT THE AGGREGATE LIABILITY OF THE ADGTJV AND THE JV PARTNER IN QUESTION SHALL NOT EXCEED FIVE HUNDRED MILLION U.S. DOLLARS ($500,000,000) IN THE AGGREGATE IN ANY CONTRACT YEAR WITH RESPECT TO ALL CLAIMS ARISING IN SUCH CONTRACT YEAR AND IN THE AGGREGATE WITH RESPECT TO ALL CLAIMS ARISING OUT OF ANY CAUSE OF ACTION IF THE ADGTJV OR SUCH JV PARTNER (AS APPLICABLE) HAS COMPLIED WITH THE REQUIREMENTS OF SECTION 6.05(i)(iv), IN EACH CASE, SO LONG AS SUCH BREACHES ARE NOT THE RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ADGTJV OR THE JV PARTNER IN QUESTION. FOR THE AVOIDANCE OF DOUBT, THE PARTIES AGREE THAT LOST PROFITS MAY BE AN APPROPRIATE MEASURE OF DAMAGES FOR ANY SUCH BREACH.

(d)               Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree that neither ADGTJV (or the JV Partners) nor GE Aviation shall be liable to the other for any consequential, indirect, incidental, special, exemplary, enhanced or punitive damages Regardless of Cause or Action or regardless of claims of ADGTJV’s customers or GE Aviation’s other customers.

(e)               The limitations set forth in Section 8.01(a),  Section 8.01(b) and Section 8.01(c) shall not apply to damages with respect to claims brought by the U.S. Department of Defense, U.S. Department of Justice, or any U.S. or non-U.S. governmental entities due to the breach of a provision under this Agreement (including any breach of Section 9.05 (Compliance With Laws and Regulations)).

(f)                Upon an allegation of patent infringement against an LM Product or Spare Part, GE Aviation may, at its option and expense, (i) procure for ADGTJV the right to continue using such LM Product or Spare Part; or (ii) replace or modify the LM Product or Spare Part with a substantially equivalent product.

Section 8.02.     Disclaimer of Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN THE WARRANTIES EXPRESSLY SET FORTH IN Section 8.03 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES, WHETHER WRITTEN, ORAL, EXPRESSED, IMPLIED OR STATUTORY (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE).

Section 8.03.     Warranties.

(a)               Products Warranty. GE Aviation warrants to ADGTJV that the LM Products and Spare Parts sold hereunder shall be free from defects in material, workmanship and title (“Products Warranty”) for the earlier of: (i) twelve (12) months after initial use of the LM Products and Spare Parts for commercial operation or (ii) thirty (30) months after the date of shipment of the LM Products and Spare Parts to ADGTJV (the “Products Warranty Period”).

(i)                 If within the Products Warranty Period, any of the LM Products and Spare Parts delivered hereunder do not meet the Products Warranty and ADGTJV notifies GE Aviation in writing prior to the expiration of sixty (60) days from ADGTJV’s or the relevant JV Partner’s discovery of such defect, GE Aviation shall, upon demonstration by ADGTJV to GE Aviation’s reasonable satisfaction that such LM Product or Spare Part is defective, correct any such defect by either repairing the defective LM Product or Spare Part or making available a repaired or replacement LM Product or Spare Part at GE Aviation’s facility. This obligation does not include any responsibility or obligation to remove or reinstall a LM Product or Spare Part or to remove or alter any portions of the installation performed by ADGTJV or its customer. At the request of GE Aviation, ADGTJV at ADGTJV’s expense shall ship the defective LM Product or Spare Part to a location designated by GE Aviation. Whenever a LM Product or Spare Part is repaired or replaced, the warranty period applicable to that repaired or replaced LM Product or Spare Part shall not exceed the unexpired portion of the Products Warranty Period specified for the original LM Product or Spare Part. Any LM Product or Spare Part which is replaced shall become the property of GE Aviation.

(ii)              If the Products Warranty requires GE Aviation to provide an improved LM Product or Spare Part that results in compensation to ADGTJV or the JV Partners from their customers, the Alliance Parties shall meet to discuss equitable sharing of such compensation to the extent it is in excess of any damages paid to such customers by the JV Partners in connection with the applicable defective LM Product or Spare Part.

(iii)            The Products Warranty shall be subject to GE Aviation’s receipt of available data on engine environment and performance in the field.

(iv)             Products Warranty Limitations.

(A)             Except for the first four (4) production units, GE Aviation does not provide a system-level Products Warranty for LM Products and Spare Parts in connection LM9000, but only a Products Warranty for LM9000 OE Parts.

(B)              GE Aviation does not provide any warranty for LM Products and Spare Parts for which the Margin Percentage is zero (0). During the time period in which the Margin Percentage is being phased in per Schedule 2, the warranty obligations shall phase in progressively as well in the same proportion. Thus, the cost of fulfilling any Products Warranty obligations during such time shall be shared proportionately between GE Aviation and ADGTJV.

(C)              The Products Warranty does not apply to any LM Products and Spare Parts that: (1) have been subjected to foreign object damages, abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, detrimental exposure, abnormal physical stress, or abnormal environmental conditions; (2) have been used, repaired, maintained or modified contrary to any of the then-current recommendations of GE Aviation as stated in its manuals, bulletins or other written communications unless separately agreed to in writing during the PO process; or (3) have been used with any third party products, hardware, parts or product that has not been previously approved in writing by GE Aviation in accordance with the substantiation and approval process of Section 7.09.

(D)             The liability of GE Aviation resulting from the foregoing Products Warranty shall not in any case exceed the cost of correcting defects as provided above and shall not exceed the amounts set forth in Section 8.01, and upon expiration of the shortest period specified in Section 8.03(a)(i), all such liability shall terminate. The foregoing shall constitute the sole remedy of ADGTJV and the sole liability of GE Aviation for breach of warranty; provided that to the extent such repair or replacement is not possible or is inadequate, then ADGTJV may seek monetary damages in accordance with the provisions of ARTICLE 8.

(E)              To the extent that ADGTJV introduces industrial parts over GE Aviation’s objection, or a LM Product or Spare Part is operated outside of the applicable installation specifications/requirements as set forth in the aero-derivative engine IDM, as provided by or agreed to by GE Aviation at the time an order for such engine is placed by ADGTJV and accepted by GE Aviation (“Unapproved Operations”), the Products Warranty shall be deemed voided and the Products Warranty shall remain only for defects that are not attributable to such industrial parts or Unapproved Operations. The scope of such Products Warranty shall be based on the root cause of the defect. If such defect is a result of ADGTJV’s-independently directed change or industrialization, then such Products Warranty shall not extend to such change. For the avoidance of doubt, to the extent that ADGTJV proposes industrial hardware or engine operations for which GE Aviation recommends a certain level of testing or validation at the time an order for such engine is placed by ADGTJV and accepted by GE Aviation and ADGTJV rejects such level of testing or validation, then the Products Warranty shall be voided.

(v)               Serial Defects and Outside Warranty.

(A)             If, during a period outside the Products Warranty Period (such period, the “Outside Warranty Period”), a Serial Defect with a LM Product or Spare Part is identified that is solely and directly attributable to GE Aviation and not the operating environment or any other cause, the GE Aviation product leader of the aero-derivatives business will discuss with ADGTJV or the JV Partners within the APCC, and the APCC will recommend for GE Aviation’s consideration, actions that would mitigate the damages asserted against GE Aviation or ADGTJV or JV Partner(s), e.g., by granting potential concessions, on a case by case basis, to the end customer to alleviate the costs of such defect on such customer (the “GE Aviation Customer Concessions”). A “Serial Defect” shall be defined as defects that (1) are discovered and fully disclosed to GE Aviation in reasonable detail within four (4) years of delivery of the engine/part, (2) impact fifteen (15) or more engines within the same variant/model and affecting more than one Site, facility and operator where engines are being operated within applicable installation specifications/requirements as set forth in the aero-derivative engine IDM, as provided by or agreed to by GE Aviation, and (3) have not otherwise been satisfactorily addressed by GE Aviation through execution of the Field Event Process. Under the “Field Event Process,” upon notice of any field event with a LM Product or Spare Part provided by GE Aviation, GE Aviation will undertake an investigation sufficient to identify the root cause of such failure and, where appropriate, will take subsequent actions to notify the installed base and recommend actions to mitigate potential related future failures through service bulletins or other similar operator notifications.

(B)              The Parties acknowledge that the discussions regarding such customer concessions will take into account the age of the affected engines, fleet history (including the history of the engine from which the LM Product or Spare Part was derived), maintenance, repair and overhaul history, fleet recommendations, operating time, and operating environment, among other relevant factors at the time.

(C)              In addition, in the event that during the Outside Warranty Period, Costs arising from a Serial Defect solely and directly attributable to GE Aviation are not covered in whole or in part by insurance of any Party or the end customer, ADGTJV or a JV Partner, as appropriate, may request a refund from GE Aviation for such Costs, which will be negotiated on a case by case basis; provided that, in no event shall the aggregate amount of the GE Aviation

Customer Concessions and the Costs refunded by GE Aviation to ADGTJV or the JV Partner under this Section 8.03 together exceed the amount of margin ADGTJV paid to GE Aviation for the particular affected engines or spare parts, as such margin is calculated pursuant to the terms of this Agreement. “Costs” as used in this paragraph are those costs, expenses and/or damages actually incurred by ADGTJV or the JV Partner that are solely and directly attributable to GE Aviation as determined by the root cause analysis process in effect for the GE Aviation business (currently, TOPS8D). In addition to the foregoing, ADGTJV and the JV partners shall consult with GE Aviation before engaging in, and shall afford GE Aviation a reasonable opportunity to participate in, any negotiations with customers which may result in a request for refund to GE Aviation, and shall otherwise use all reasonable efforts to minimize Costs.

(b)               Repair Warranty.

(i)                 GE Aviation warrants to ADGTJV that at the time of delivery of the repaired LM Products, the Repair Services performed by GE Aviation will have been performed in a workmanlike manner (“Repair Warranty”). GE Aviation provides no warranty for incidental materials and consumables utilized in the performance of the Repair Services and only the warranty given by the manufacturer for such incidental materials and consumables, if any, shall apply. The Repair Warranty shall apply to defects that appear within twelve (12) months from completion of the Repair Services (the “Repair Warranty Period”).

(ii)              If any failure to meet the foregoing Repair Warranty with respect to Repair Services appears within the Repair Warranty Period, ADGTJV shall notify GE Aviation in writing within sixty (60) calendar days of ADGTJV’s or the relevant JV Partner’s discovery of the defect. Where GE Aviation reasonably agrees that a defect exists and such defect was caused by GE Aviation, GE Aviation shall thereupon correct any defect by re-performing the defective Repair Services to the extent necessary and feasible and, in the case where a Spare Part supplied by GE Aviation in performing a Repair Service is defective, GE Aviation shall, at its option, repair the defective Spare Part or make available for delivery a replacement Spare Part. ADGTJV shall, at ADGTJV’s cost, make the affected ADGTJV’s equipment available to GE Aviation at the Site (provided that ADGTJV can obtain the end customer’s consent, if required) or at the repair facilities at GE Aviation’s option. ADGTJV shall be responsible for performing any decontamination on the affected ADGTJV’s equipment prior to the performance of GE Aviation’s Repair Warranty obligations. The re-performance of Repair Services by GE Aviation shall extend the duration of the Repair Warranty Period for the Repair Services provided for an additional twelve (12) months. GE Aviation shall not be responsible for removal or replacement of systems, structures or other portions of ADGTJV’s end product. The condition of any tests shall be mutually agreed upon and GE Aviation shall be notified of and may be represented at all tests that may be made.

(iii)            GE Aviation does not warrant the Repair Services or any repaired or replacement Spare Parts (i) against normal wear and tear including that due to environment or operation, including excessive operation at peak capability, misuse, frequent starting, FOD damage, type of fuel, detrimental air inlet conditions or erosion, corrosion or material deposits from fluids or (ii) which have been involved in an accident. The Repair Warranty and remedies set forth herein are further conditioned upon (i) the proper storage, installation, operation, and maintenance of the LM Products and conformance with the operation instruction manuals (including revisions thereto) as applicable and (ii) repair or modification pursuant to GE Aviation’s written instructions, manuals or service bulletins unless otherwise agreed in writing at the time a PO is placed. GE Aviation does not warrant any equipment or services of others provided by ADGTJV where GE Aviation does not normally supply such equipment or services.

(iv)             The liability of the GE Aviation connected with or resulting from the Repair Warranty shall not in any case exceed the cost of correcting the defect and, upon the expiration of the Repair Warranty Period, all such liability shall terminate. The foregoing, shall constitute the sole and exclusive remedy of ADGTJV and the sole and exclusive liability of GE Aviation for breach of warranty.

(c)               Engineering Warranty.

(i)                 GE Aviation’s obligation is limited to providing qualified personnel to perform the services ordered by ADGTJV and to perform the Services in a workmanlike manner. In no event shall GE Aviation be liable for, and ADGTJV hereby waives, releases and renounces all warranties, obligations and liabilities of GE Aviation, and rights, claims and remedies of ADGTJV against GE Aviation, expressed or implied, arising by law or otherwise, with respect to the quality of services or any incidental material provided under this Agreement, including: (1) any implied warranty of merchantability or fitness for a particular purpose; (2) performance, course of dealing or usage of trade; (3) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence of GE Aviation, actual or imputed; (4) for any third party liability of ADGTJV to any third party; (5) where services are related to oil, gas or power facilities, any remedy, obligation, liability, right or claim for loss of or damage to any oil, gas or power facility, or for loss of use, revenue or profit with respect to any oil, gas or power facility and (6) for any other special, punitive, direct, indirect, incidental or consequential damages.

(ii)              In the case of any Engineering Study/Inspection/Test Service provided in response to the POs issued pursuant to this Agreement, GE Aviation does not warrant that any desired objective will result from the Engineering Study/Inspection/Test Service performed.

Section 8.04.     Insurance. ADGTJV, at its own expense, shall maintain liability insurance in an amount adequate to cover its obligations under this Agreement during the Term.

ADGTJV shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to GE Aviation upon request. GE Aviation, at its own expense, shall maintain liability insurance in an amount adequate to cover its obligations under this Agreement during the Term. GE Aviation shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to ADGTJV upon request.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01.     Representations and Warranties.

(a)               Authority. Each Party represents and warrants that it has full power and authority to enter into and perform this Agreement. Each Party represents and warrants that those persons signing this Agreement on behalf of such Party are duly authorized Representatives of such Party and properly empowered to execute this Agreement.

(b)               Formation and Authority of Parties; Enforceability. Each Party represents and warrants that it is a corporation or a limited liability company, duly incorporated, formed or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each Party represents and warrants that it has the requisite corporate power to execute, deliver and perform its obligations under this Agreement. Each Party represents and warrants that it has the requisite corporate power to operate its business as now conducted and is duly qualified as a foreign corporation to do business, and to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement. Each Party represents and warrants that this Agreement has been executed and delivered and constitutes the legal, valid and binding obligations of either Party, enforceable against such Party in accordance with its respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(c)               No Conflict. The execution, delivery and performance by the Parties of this Agreement do not and will not violate, conflict with in any material respect, require consent under or result in any breach or default under, (i) the certificate or articles of incorporation or bylaws or similar organizational documents of the Parties, (ii) any Law applicable to the Parties, or with or without notice or lapse of time or both, the provisions of any material GE Aviation contract.

Section 9.02.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 9.02.

(a)               If to GE Aviation:

GE Aviation

1 Neumann Way

Cincinnati Ohio 45215
Attention: General Manager, Aero-derivatives Engine Program

with a copy to:

GE Aviation

1 Neumann Way

Cincinnati Ohio 45215

Attention: General Counsel

(b)               If to BHGE:

Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:	William D. Marsh
Telephone:	(713) 879-1257
Email:	will.marsh@bhge.com

(c)               If to GE Power:

General Electric Company

33-41 Farnsworth Street

Boston, Massachusetts 02210

Attention:	James M. Waterbury
Telephone:	(617) 443-3030
Email:	jim.waterbury@ge.com

Section 9.03.     Entire Agreement, Waiver and Modification. This Agreement, the applicable GE Aviation Supplemental Terms, the Umbrella Agreement, and any POs issued hereunder, including any PO Modification Agreement, are the complete and exclusive statement of the agreement between the Parties relating to the subject matter hereof. No modification, termination or waiver of any provision hereof shall be binding upon a Party unless made in writing and executed by an authorized Representative of such Party.

Section 9.04.     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and to the extent set forth expressly in the Agreement also the JV Partners- and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of GE Aviation or ADGTJV, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.05.     Compliance with Laws and Regulations. Each Party covenants and agrees to comply with any and all Laws applicable to its performance under this Agreement or use of the licenses and other information granted herein, including compliance with applicable export laws, rules and regulations of the United States (or other foreign jurisdictions, as applicable). No Party will take any action, or refrain to take an action, in violation of any such applicable Law that could result in any liability being imposed on any other Party.

Section 9.06.     Governing Law.

(a)               This Agreement and any disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(b)               The Parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

Section 9.07.     Dispute Resolution.

(a)               General Provisions. Any dispute, controversy or claim arising out of or relating to this Agreement or any related agreement (a “Dispute”), including claims seeking redress or asserting rights under applicable Law relating to matters addressed in this Agreement, shall be resolved in accordance with the procedures set forth herein. Until completion of these procedures, no Party may take any action not contemplated herein to force a resolution of the Dispute by any judicial, arbitral, or similar process. In connection with any Dispute, the Parties expressly waive and forego any right to (i) punitive, exemplary, statutorily enhanced or similar damages in excess of compensatory damages and (ii) trial by jury. For avoidance of doubt, any Dispute arising between the Parties after the Signing Date but prior to the Effective Date shall be subject to the Dispute resolution procedures set forth in this Section 9.07, in which case references to the “Alliance Parties” in this Section 9.07 shall be deemed to mean GE Aviation, BHGE, and GE Power (as applicable).

(b)               Resolution by APCC and Senior Executives. If a Dispute cannot be resolved at an operational level, prior to submitting such Dispute to the dispute resolution mechanism set forth in Section 9.07(c), the Alliance Parties shall first submit such Dispute to the APCC who shall attempt, for a period of thirty (30) days, to resolve such Dispute (in accordance with Section 3.02(b)(v)). If, after a period of thirty (30) days, the APCC is unable to resolve such Dispute, or in the case of a Dispute arising after the Signing Date but prior to formation of the APCC, either Alliance Party may give written notice to the other, requesting that senior management of each Alliance Party attempt to resolve the Dispute. Within fifteen (15) days after the request, the other Alliance Party shall provide a written response. The notice and the response shall designate the Alliance Party’s senior manager and provide a statement of the Alliance Party’s position and a summary of reasons supporting that position. The designated senior managers shall meet in person at a mutually acceptable place, or by telephone, within ten (10) days after receiving the response to seek a resolution. If no resolution is reached by the expiration of sixty (60) days from the date of the notice of Dispute, either Alliance Party may submit the Dispute to resolution pursuant to Section 9.07(c) or as further provided herein.

(c)               Mediation. If the Alliance Parties’ senior management do not resolve the Dispute, either Alliance Party may submit the Dispute for resolution to non-binding mediation by providing written notice to the other Alliance Party. The mediation shall take place in Cincinnati, Ohio. Within thirty (30) days of receiving the written notice of a request for mediation, the Alliance Parties shall mutually select a mediator. The mediation shall take place within sixty (60) days after the initial request for mediation. Within ten (10) days of the conclusion of mediation, the mediator shall provide an evaluation of the Dispute and the Alliance Parties’ relative positions. If the Alliance Parties are unable to reach a resolution pursuant to this Section 9.07(c), then the Parties shall pursue resolution of such Dispute pursuant to Section 9.07(d).

(d)               Arbitration.

(i)                 If the Parties are unable to reach a resolution pursuant to Section 9.07(c), either Party may submit the Dispute for resolution by binding arbitration pursuant to the Rules of Arbitration of the ICC in effect at the time of the arbitration, subject to such modifications set forth in this Agreement. The Parties consent to a single, consolidated arbitration for all Disputes for which arbitration is permitted, provided that such Disputes are open at the time of the arbitration proceedings.

(ii)              The arbitral tribunal shall be composed of three arbitrators. Each Party shall designate one arbitrator within sixty (60) days after the request for arbitration is filed. The first two arbitrators shall select the third arbitrator within thirty (30) days after the last of the first two arbitrators has been nominated, and shall not be affiliated with either Party. In the event that the initial two arbitrators fail to agree to a third arbitrator, the third arbitrator shall be chosen by the ICC. The arbitration proceedings shall be conducted in the English language, and all documents not in English submitted by any Party must be accompanied by an English translation. In the event of a conflict between the English version and the original version of any documents so translated, the English version shall control. The arbitration shall be conducted in New York, New York, provided, however, that if such Dispute involves parties in addition to GE Aviation and ADGTJV, the Parties agree to consider an arbitration site other than New York if reasonable to accommodate such multiparty arbitration. Each Party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other applicable Parties. Either Party can request a written transcript of the proceedings at that Party’s cost. The arbitrators shall determine the Dispute in accordance with New York law, excluding provisions relating to conflict of laws, and shall apply this Agreement according to its terms.

(iii)            The Parties agree that any Disputes resolved pursuant to this Section 9.07 are commercial in nature. The Parties agree to be bound by any award or order resulting from arbitration conducted hereunder notwithstanding any country’s Laws or treaties with the United States to the contrary.

(iv)             The Parties agree that in the context of an attempt by either Party to enforce an arbitral award or order, any defenses relating to the Parties’ capacity or the validity of this Agreement or any related agreement under any Law are waived.

(v)               Any judgment on an award or order resulting from an arbitration conducted under this Section 9.07 may be entered and enforced in any court, in any country, having jurisdiction over any of the Parties or their assets. The Parties hereto submit to the non-exclusive jurisdiction of the courts of New York.

(vi)             Each Party in any arbitration conducted under this Section 9.07 shall bear its own costs and expenses including its own attorneys’ fees, except that GE Aviation and ADGTJV shall share costs of the arbitrator equally. The award of the arbitrator shall be paid in U.S. dollars, and shall not exceed actual compensatory damages and in no case shall include punitive, exemplary or other similar damages. The Parties agree that the 1958 U.N. Convention on the Recognition and Enforcement of Foreign Arbitral Awards applies to any purchase orders incorporating these terms and conditions of sale and to any arbitral award resulting from any arbitration.

(vii)          All statements made and documents provided or exchanged in connection with the Dispute Resolution process described herein are confidential and neither Party shall disclose the existence or content of the Dispute, or the results of any dispute resolution process, to third parties other than outside counsel, except with the prior written consent of the other Party or pursuant to legal process.

(e)               Each Party acknowledges that in the event of any actual or threatened breach of the provisions of any of Section 6.02 - Section 6.05, or Section 9.08, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach. Upon appointment of the tribunal pursuant to Section 9.07(d) following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the Parties shall seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)                The Parties agree that money damages may not be a sufficient remedy for breach of this Agreement and that the non-breaching Party may, in addition to monetary damages, seek specific performance, injunctive relief or other equitable relief from a court of competent jurisdiction located in Cincinnati, Ohio, or New York, New York, as a remedy for, or to prevent, such breach, and only to avoid irreparable harm. Each of the remedies referenced in Section 9.07(e) or Section 9.07(f) shall be in addition to and not in lieu of or at the exclusion of any and all other remedies available to the non-breaching Party under this Agreement or at law.

Section 9.08.     Confidentiality. In addition, and not in contravention, to the confidentiality provisions set forth in the GE Aviation Supplemental Terms and the Master Agreement, the Parties agree as follows:

(a)               In connection with this Agreement, each Party (as to information disclosed, the “Disclosing Party”) may provide another Party (as to information received, the “Receiving Party”) with Confidential Information. “Confidential Information” means (a) all pricing for and Intellectual Property and Technology related to LM Products, Spare Parts, Engineering Licensed Tools, Engineering Tools Services, and Services, GE Aviation Background IP, GE Aviation Foreground IP, JV Partner Background IP, ADGTJV Foreground IP, and Joint Foreground IP, (b) all information that is designated in writing as “confidential” or “proprietary” by the Disclosing Party at the time of written disclosure, and (c) all information that is orally designated as “confidential” or “proprietary” by the Disclosing Party at the time of oral disclosure and is confirmed to be “confidential” or “proprietary” in writing within ten (10) days after oral disclosure. The obligations of this Section 9.08 shall not apply as to any portion of the Confidential Information that: (i) is or becomes generally available to the public other than from disclosure by the Receiving Party, its Representatives or its Affiliates; (ii) is or becomes available to the Receiving Party or its Representatives or its Affiliates on a non-confidential basis from a source other than the Disclosing Party when the source is not, to the best of the Receiving Party’s knowledge, subject to a confidentiality obligation to the Disclosing Party with respect to such information; (iii) is independently developed by Receiving Party, its Representatives or its Affiliates, without reference to the Confidential Information as evidenced by written documents; or (iv) is approved for disclosure in writing by the Disclosing Party.

(b)               The Receiving Party agrees, (i) to use the Confidential Information only in connection with this Agreement and permitted use(s) and maintenance of the LM Products, Spare Parts and Services, (ii) to take reasonable measures to prevent disclosure of the Confidential Information, except to its Representatives who have a need to know such information for such Receiving Party to perform its obligations under this Agreement or in connection with the permitted use(s) and maintenance of the LM Products, Spare Parts and Services, and (iii) not to disclose the Confidential Information to a competitor of the Disclosing Party. The Receiving Party further agrees to obtain a commitment from any recipient of Confidential Information to comply with the terms of this Section 9.08 before disclosing the Confidential Information.

(c)               If the Receiving Party or any of its Affiliates or Representatives is required by Law, legal process or a Governmental Entity to disclose any Confidential Information, such Receiving Party agrees to provide the Disclosing Party with prompt written notice to permit the Disclosing Party to seek an appropriate protective order or agency decision or to waive compliance by the Receiving Party with the provisions of this Section 9.08. If, absent the entry of a protective order or other similar remedy, the Receiving Party is based on the advice of its counsel legally compelled to disclose such Confidential Information, such Receiving Party may furnish only that portion of the Confidential Information that has been legally compelled to be disclosed, and shall exercise its reasonable efforts in good faith to obtain confidential treatment for any Confidential Information so disclosed.

(d)               Upon written request of the Disclosing Party, the Receiving Party shall promptly at its option either: (i) return all Confidential Information disclosed to it or (ii) destroy (with such destruction certified in writing by the Disclosing Party) all Confidential Information, without retaining any copy thereof, except to the extent retention is necessary for the limited purpose to enable permitted use(s) and maintenance of the LM Products, Spare Parts and Services. No such termination of this Agreement or return or destruction of any Confidential Information will affect the confidentiality obligations of the Receiving Party all of which will continue in effect as provided in this Agreement.

Section 9.09.     Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.10.     Assignment. No Party shall assign this Agreement without the prior written consent of ADGTJV (in the case of GE Aviation) or GE Aviation (in the case of ADGTJV or a JV Partner); provided, that, any Party may assign this Agreement, and all of its rights and obligations under this Agreement, at any time to an Affiliate that is capable of performing under this Agreement. Neither Alliance Party shall assign any PO hereunder without the prior written consent of the other Alliance Party; provided, that, either Alliance Party may assign a PO at any time to an Affiliate that is capable of performing under such PO. Any permitted assignee of a Party shall be bound by the terms and conditions of this Agreement.

Section 9.11.     Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic mail form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) each Party has participated in the negotiation and drafting of this Agreement and all schedules and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) wherever a license is granted to BHGE hereunder, such license, and all applicable related rights and obligations under ARTICLE 6, shall be understood to cover and apply to BHGE and its Affiliates (in the case of any Person that is an Affiliate, only for so long as such Person remains an Affiliate, and provided that, notwithstanding anything in the definition of Affiliates to the contrary, a Person shall not constitute an Affiliate of BHGE for the purposes of this Section 9.11(n) unless at least sixty percent (60%) of the equity interests of such Person are owned by BHGE and its Affiliates); and (o) where a license is granted to GE Aviation and its Affiliates hereunder, such license shall be granted to such Affiliate only for so long as such Person remains an Affiliate of GE Aviation.

Section 9.12.     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any Party shall have any liability for any obligations or liabilities of such Party under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.13.     Subcontractor Flow Downs for United States Government Commercial Items Contracts. If LM Products, Spare Parts and Services being procured by ADGTJV are in support of a United States government end customer or an end customer funded in whole or part by the United States government, directly or through a prime contractor, ADGTJV shall expressly identify such use of any LM Product, Spare Part or Service in the PO at which time GE Aviation may choose to accept or reject the PO based on its ability to produce such parts or render such services in accordance with US government requirements. In such event, the Alliance Parties will agree to additional terms to be added to this Agreement to ensure such procurement complies with all relevant government regulations.

Section 9.14.     Independent Contractors. The relationship of GE Aviation and ADGTJV established by this Agreement is that of independent contractors.

Section 9.15.     Force Majeure. No Party shall be responsible to any other Party for any failure or delay in performing any of its obligations under this Agreement (including any POs issued hereunder) or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) to the extent such delay or nonperformance is caused by an event that is objectively outside of the reasonable control of the impacted Party (or Parties), including fire, flood, earthquake, hurricane, act of God, war, act of terrorism, prolonged and unforeseeable unavailability of power or raw materials or supply, act or failure of the government of any country or of any local government. In such event, such affected Party (or Parties) shall use commercially reasonable efforts to resume performance of its obligations as soon as possible and minimize the impact of the force majeure event, and will keep the other relevant Parties informed of actions related thereto.

Section 9.16.     Press Release and Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by GE and BHGE.  No Party nor any Affiliate or Representative of any Party, shall make, issue or cause the publication of any press release or similar public announcement or otherwise communicate with any news media with respect to this Agreement or any of the terms hereof or any disputes arising from this Agreement, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as a Party believes in good faith and based on advice of counsel is required by applicable Law or by applicable rules of a national securities exchange or trading market on which such Party or its affiliates lists or trade securities (in which case the disclosing Party will (to the extent permitted by Law) use its commercially reasonable efforts to (a) advise the other Party before making such disclosure and (b) provide such other Party a reasonable opportunity to review and comment on such release or announcement, and consider in good faith any comments or positions on disclosure (including making redactions to preserve confidentiality) with respect thereto) and (ii) that after any press release or public announcement has been made in accordance with this Section 9.16, each Party may make further public statements, press releases, public announcements, investor presentations or calls, so long as such statements, press releases, public announcements, investor presentations or calls are consistent in all material respects with (and do not disclose Confidential Information or other non-public information contained in this Agreement other than information previously disclosed in) such previous statements, releases, public announcements, investor presentations or calls made jointly by BHGE and GE. Further, the Parties agree not to make any disparaging or defamatory public comments about the other Parties arising from actions under this Agreement.

Section 9.17.     ADGTJV Dissolution.

(a)               Upon any dissolution of ADGTJV after the JV Effective Date but prior to the Trigger Date, or if the JV Effective Date has not occurred as of the Trigger Date, then GE Aviation shall enter into a separate supply and technology development agreement with each of BHGE (the “BHGE Agreement”) and GE Power (the “GE Agreement”), on the same terms as those set forth herein (except for such changes as are necessary so that the BHGE Agreement no longer references GE Power and the GE Agreement no longer references BHGE, and which in the case of BHGE will be in all respects limited to the BHGE Field of Use and in the case of GE Power will be in all respects limited to the Power Field of Use). Following any such dissolution, or in the event the JV Effective Date does not occur, each of BHGE and GE Power shall be jointly and severally liable for the failure of ADGTJV to take any action required prior to the Trigger Date, and GE Aviation shall be liable to BHGE and GE Power for any breach of GE Aviation’s obligations to the ADGTJV hereunder.

(b)               Upon a dissolution of ADGTJV after the Effective Date, then:

(i)                 If at the time of dissolution, GE Aviation has the right to terminate this Agreement in accordance with Section 4.02 (other than pursuant to Section 4.02(c) under circumstances where GE Aviation is not entitled to terminate this Agreement for any other reason), then GE Aviation may terminate this Agreement under and in accordance with such Section.

(ii)              If, at the time of dissolution, GE Aviation does not have the right to terminate this Agreement in accordance with Section 4.02 (other than pursuant to Section 4.02(c)), then GE Aviation shall enter into a separate supply and technology development agreement with each of BHGE and GE Power substantially the same as this Agreement (the “Replacement Agreements”), except for such changes as are necessary to reflect the Applicable Terms.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY, acting through its GE Aviation business unit

By:	/s/ Gary D. Mercer
Name: Gary D. Mercer
Title: Vice President & General Manager, Engineering

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary

GENERAL ELECTRIC COMPANY, acting through its GE Power business

By:	/s/ James M. Waterbury
Name: James M. Waterbury
Title: Vice President